Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-216372 and 333-216372-01

PRICING SUPPLEMENT NO. 2018—USNCH1075 DATED MARCH 19, 2018
(TO PROSPECTUS SUPPLEMENT AND PROSPECTUS EACH DATED APRIL 7, 2017)
MEDIUM-TERM SENIOR NOTES, SERIES N

Citigroup Global Markets Holdings Inc.

All payments due on the securities fully and unconditionally guaranteed by Citigroup Inc.

$750,000,000† Citi FI Enhanced Europe 50 ETNs due March 22, 2028

Linked to the STOXX Europe 50® USD (Gross Return) Index

The exchange-traded notes (the “ETNs”) offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the ETNs do not pay interest and do not repay a fixed amount of principal at maturity or upon acceleration or early redemption. Instead, the ETNs offer a payment at maturity or upon acceleration or early redemption based on the 2 times leveraged performance, compounded at least quarterly, of the STOXX Europe 50® USD (Gross Return) Index (the “Index”), less the daily investor and financing fees, any loss rebalancing fees and, in the case of a payment at maturity or upon early redemption, a settlement fee, each as described below. The Index will need to increase sufficiently from the time you purchased your ETNs to compensate for these fees in order for you to avoid a loss on your ETNs. All payments on the ETNs are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. You may not receive any payment due under the ETNs if we and Citigroup Inc. default on our obligations.

The deduction of the accrued fees in the calculation of the closing indicative value of the ETNs and the deduction of the settlement fee in the calculation of any payment at maturity or upon early redemption will reduce amounts payable on the ETNs. Accordingly, the Index will need to increase sufficiently from the time you purchased your ETNs to compensate for these deductions in order for the value of or payment on your ETNs at any later time to be at least what you paid for them.

The Index is composed of 50 European blue-chip companies derived from the STOXX Europe 600 Index, which contains the 600 largest stocks traded on the major exchanges of 17 European countries. You should carefully review the section “Description of the Index” in this pricing supplement for important information about the Index, as well as the section “Risk Factors Relating to the ETNs” in this pricing supplement for important information about the risks associated with the Index and the ETNs.

The ETNs are intended for sophisticated investors who understand the risks associated with a leveraged investment with compounding at least quarterly, and who intend to actively and frequently monitor and manage their investment in the ETNs. The ETNs are designed to achieve their stated investment objective on a quarterly basis, and their performance over longer periods of time can differ significantly from their stated quarterly objective. The ETNs are riskier than securities that have intermediate- or long-term investment objectives that do not have quarterly compounding. Any decision to invest in the ETNs, and to hold to maturity, should be made with extreme caution. Accordingly, the ETNs should be purchased only by sophisticated investors who understand and can bear the potential risks and consequences of a leveraged investment based on Index that will be subject to the effects of decay, the daily investor and financing fees and any settlement fee, may be highly volatile and may experience significant losses, up to the entire amount invested, in a short period of time.

The leveraged exposure to the Index is reset to 2 on quarterly rebalancing days and will also be reset to 2 if a loss rebalancing event occurs. In general, a loss rebalancing event will occur if the closing level of the Index on any day has fallen by more than 20% from closing level of the Index on the immediately preceding rebalancing day. Any increase in the closing level of the Index following a leveraged exposure reset due to a loss rebalancing event will generally result in a smaller increase in the indicative value of the ETNs than if no loss rebalancing event had occurred.

We have the right to accelerate the ETNs at any time during their term after March 19, 2019 following notice of exercise of our optional acceleration right. The ETNs are also subject to automatic acceleration upon the occurrence of an automatic acceleration event, as described below. You will have the option at any time to require us to redeem your ETNs, subject to a minimum redemption amount of 12,500 ETNs and the notice and other requirements described below.

The ETNs have been approved for listing on the NYSE Arca. To the extent that an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market. We are not obligated to maintain the listing of the ETNs for the term of the ETNs. There can be no assurance that an active secondary market will exist at any time.

Investing in the ETNs involves significant risks not associated with conventional debt securities. See “Risk Factors Relating to the ETNs” beginning on page PS-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the ETNs or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Citigroup Global Markets Inc. (“CGMI”), an affiliate of ours, is the agent for this offering. We expect to issue and sell a portion of the ETNs to CGMI on the Original Issue Date and receive proceeds equal to 100% of their Closing Indicative ETN Value as of the Inception

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Date. For any ETNs we issue and sell after the Original Issue Date, we expect to receive proceeds equal to 100% of their indicative value at the time we price the sale of the ETNs to CGMI. CGMI may offer and sell ETNs from time to time as principal to investors and to dealers at a price based on the indicative value at the time of sale. Dealers may in turn offer and sell ETNs to investors at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will not pay any commissions or underwriting fees to CGMI or any other dealer. In exchange for providing certain services relating to the distribution of the ETNs, CGMI, a member of the Financial Industry Regulatory Authority (“FINRA”), may receive a portion of the daily investor fee described below. In addition, CGMI will receive the proceeds from the settlement fee in connection with any payment at maturity or redemption at the investor’s option. CGMI and its affiliates may also profit from expected hedging activity related to these offerings, even if the value of the ETNs declines. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for more information.

†We are using this pricing supplement to offer up to $750,000,000 in aggregate stated principal amount (7,500,000 ETNs) of the ETNs. As of the original issue date, there will be $25,000,000 aggregate stated principal amount (250,000 ETNs) the ETNs outstanding, all of which will initially be held by CGMI or its affiliates and may be sold by CGMI to investors or dealers from time to time.

If there is substantial demand for the ETNs, we may issue and sell additional ETNs to CGMI, and CGMI may sell such ETNs to investors and dealers, frequently. However, we and CGMI are under no obligation to issue or sell additional ETNs at any time, and if we and CGMI do issue and sell additional ETNs, we or CGMI may limit or restrict such sales, and we or CGMI may stop and subsequently resume selling additional ETNs at any time. Furthermore, the stated principal amount of the ETNs stated at the top of the cover page of this pricing supplement is the maximum amount of the ETNs that we have currently authorized for issuance. Although we have the right to increase the authorized amount of the ETNs at any time, it is our current intention not to issue more than the current maximum authorized amount of the ETNs, even if there is substantial market demand for additional ETNs. We may also reduce the maximum authorized amount of the ETNs at any time and have no obligation to issue up to the maximum authorized amount.

Any limitation or suspension on the issuance or sale of the ETNs by us or CGMI may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over their indicative value. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event the investor sells such ETNs at a time when such premium is no longer present in the marketplace or the ETNs are accelerated, including at our option, which we have the discretion to do at any time following March 19, 2019. If we accelerate the ETNs at our option, investors will receive a cash payment based on the closing indicative value of the ETNs, which will not include any premium. Investors should consult their financial advisors before purchasing or selling the ETNs, especially ETNs trading at a premium over their indicative value.

Although the title of the ETNs includes the words “exchange-traded notes,” we are not obligated to maintain the listing of the ETNs on the NYSE Arca or any other exchange. The ETNs may cease to be listed on the NYSE Arca or any other exchange because they cease to meet the listing requirements of the exchange or because we elect in our sole discretion to discontinue the listing of the ETNs on any exchange. We may elect to discontinue the listing of the ETNs at any time and for any reason, including in connection with a decision to discontinue further issuances and sales of the ETNs. If the ETNs cease to be listed on the NYSE Arca or any other exchange, the liquidity of the ETNs is likely to be significantly adversely affected and the ETNs may trade at a significant discount to their indicative value. If the ETNs ceased to be listed on an exchange, the words “exchange-traded notes” will nevertheless continue to be included in their title.

Any limitation or suspension on the issuance of the ETNs and any delisting of the ETNs will not affect the early redemption right of holders as described herein. However, an investor will not be able to exercise that right unless the investor submits for redemption at least the minimum number of ETNs specified below.

The ETNs are not deposits or savings accounts but are unsecured debt obligations of Citigroup Global Markets Holdings Inc. guaranteed by Citigroup Inc. The ETNs are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

KEY TERMS

Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the ETNs are fully and unconditionally guaranteed by Citigroup Inc.
ETNs:	Citi FI Enhanced Europe 50 ETNs due March 22, 2028
Ticker Symbols:	ETN: FIEF	Closing Indicative ETN Value: FIEF.NV	Intraday Indicative ETN Value: FIEF.IV
CUSIP/ISIN:	17326K148 / US17326K1482
Index:	The ETNs are linked to the STOXX Europe 50® USD (Gross Return) Index (the “Index”). The Index is calculated, maintained and published by STOXX Limited (the “Index Sponsor”). See “Description of the Index” in this pricing supplement for information about the Index.
Stated Principal Amount:	$100.00 per ETN. If the ETNs undergo a split or reverse split, the stated principal amount per ETN will be adjusted accordingly.
Inception Date:	March 19, 2018
Original Issue Date:	March 22, 2018
Maturity Date:	March 22, 2028, unless earlier redeemed or accelerated.
Payment at Maturity:

Unless earlier redeemed or accelerated, on the Maturity Date you will receive a cash payment per ETN in an amount equal to:

•      the Closing Indicative ETN Value on the applicable Valuation Date, minus

•      the Settlement Fee on the applicable Valuation Date,

provided that the payment at maturity will not be less than $0. Any payment on the ETNs is subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Acceleration and Early Redemption:	See “—Key Terms Relating to Acceleration and Early Redemption” below.
Valuation Date:

The applicable Valuation Date will be:

•      in the case of the payment at maturity, March 15, 2028;

•      in the case of an automatic acceleration, the trading day immediately following the day on which the Automatic Acceleration Event occurs;

•      in the case of an optional acceleration, the date specified in our notice of optional acceleration; and

•      in the case of an early repurchase, the trading day immediately following a business day on which your redemption notice (described below) is received by the Calculation Agent prior to 9:00 a.m., New York City time, in each case, subject to postponement as described under “Description of the ETNs—Consequences of a Market Disruption Event; Postponement of a Determination Date” in this pricing supplement.

Payment Date:

The applicable Payment Date will be:

•      in the case of the payment at maturity, the Maturity Date; and

•      in the case of an acceleration or early redemption, the third business day following the applicable Valuation Date.

Key Terms Relating to the Closing Indicative ETN Value

Closing Indicative ETN Value:

The Closing Indicative ETN Value on the Inception Date equals $100.00. The Closing Indicative ETN Value on any subsequent date of determination will equal:

•      the Closing Indicative ETN Value on the immediately preceding Rebalancing Day times the Leveraged Index Factor on that date of determination, minus

•      the Accrued Fees on that date of determination,

provided that the Closing Indicative ETN Value will never be less than zero.

The Closing Indicative ETN Value will be rounded to 4 decimal places. If the ETNs undergo a split or reverse split, the Closing Indicative ETN Value will be adjusted accordingly. See “Summary Descriptions of the Closing Indicative ETN Value and the Intraday Indicative ETN Value” in this pricing supplement.

The Closing Indicative ETN Value is not the closing price or any trading price of the ETNs in the secondary market, and the trading price of ETNs at any time may vary significantly from this value.

Intraday Indicative ETN Value:

The Intraday Indicative ETN Value is meant to approximate the intrinsic economic value per ETN, and will be calculated and published by an entity appointed by the Calculation Agent (currently, ICE Data Indices, LLC) every 15 seconds on each trading day during regular trading hours on the NYSE Arca so long as no Market Disruption Event has occurred and is continuing. The Intraday Indicative ETN Value is calculated in the same manner as the Closing Indicative ETN Value, except that the most recent Intraday Index Level is used as the Index Valuation Level and the Accrued Fees do not reflect any fees that will accrue for the current trading day. See “Summary Descriptions of the Closing Indicative ETN Value and the Intraday Indicative ETN Value” in this pricing supplement.

The Intraday Indicative ETN Value is not a trading price of the ETNs in the secondary market, and the trading price of ETNs at any time may vary significantly from this value.

Leveraged Index Factor:	The Leveraged Index Factor on any date of determination will equal: 1 + (2 × Index Return)
Index Return:

The Index Return on the Inception Date equals 0. The Index Return on any subsequent date of determination will equal:

Index Valuation Level – Rebalancing Index Level

                 Rebalancing Index Level

The Index Return will be rounded to 8 decimal places.

Index Valuation Level:	The Index Valuation Level with respect to any date of determination will equal the Closing Index Level on that date of determination.
Rebalancing Index Level:	The Rebalancing Index Level with respect to any date of determination will equal the Closing Index Level on the immediately preceding Rebalancing Day.
Accrued Fees:

The Accrued Fees on any date of determination will equal the sum of:

•      the Accrued Investor Fee on that date of determination;

•      the Accrued Financing Fee on that date of determination; and

•      any Loss Rebalancing Fee on the immediately preceding Rebalancing Day.

The deduction of the Accrued Fees in the calculation of the Closing Indicative ETN Value will reduce value of the ETNs. Accordingly, the Index will need to increase sufficiently from the time you purchased your ETNs to compensate for the Accrued Fees in order for you to avoid a loss on your ETNs.

Rebalancing Days:

Each of the following is a Rebalancing Day if it occurs before the applicable Valuation Date for the payment at maturity or upon acceleration:

•      the Inception Date;

•      the first trading day occurring on or after the first calendar day of each calendar quarter from and including April 1, 2018 to and including January 1, 2028; and

•      the first trading day after any day on which a Loss Rebalancing Event occurs (a “Loss Rebalancing Day”),

in each case, subject to postponement as described under “Description of the ETNs—Consequences of a Market Disruption Event; Postponement of a Determination Date” in this pricing supplement.

The leveraged exposure to the Index is reset to 2 on each Rebalancing Day. Due to the compounding effect associated with a reset of the leveraged exposure to the Index, (i) if the Closing Indicative ETN Value increases from one Rebalancing Day to the next, any subsequent decrease in the Closing Index Level will result in a larger decrease in the Closing Indicative ETN Value than if the current Closing Indicative ETN Value had remained constant and (ii) if the Closing Indicative ETN Value decreases from one Rebalancing Day to the next, any subsequent increase in the Closing Index Level will result in a smaller increase in the Closing Indicative ETN Value than if the current Closing Indicative ETN Value had remained constant. In addition, due to compounding, the ETNs’ performance over periods other than from one Rebalancing Date to the next can differ significantly from the 2 times leveraged performance of the Index during the same period of time.

Loss Rebalancing Event:

A Loss Rebalancing Event will occur if (i) the Closing Index Level on any day is less than or equal to 80% of the Rebalancing Index Level as of that day and (ii) no Rebalancing Day or Automatic Acceleration Event has occurred on that day. The Loss Rebalancing Fee will be deducted in connection with each Loss Rebalancing Event, even if the relevant Loss Rebalancing Day falls on a regularly scheduled quarterly Rebalancing Day.

Because a Loss Rebalancing Event will occur only if the Closing Index Level has declined by more than 20% from the immediately preceding Rebalancing Day, upon the occurrence of a Loss Rebalancing Event, the Closing Indicative ETN Value on the associated Loss Rebalancing Day will generally be lower than the Closing Indicative ETN Value on the immediately preceding Rebalancing Day. Accordingly, any increase in the Closing Index Level following a Loss Rebalancing Day will generally result in a smaller increase in the Closing Indicative ETN Value than if no Loss Rebalancing Event had occurred.

Closing Index Level:	The Closing Index Level on any date of determination will generally be the closing level of the Index on such day as published by the Index Sponsor. See “Description of the ETNs-Determining the Closing Index Level, Intraday Index Level and 3-Month U.S. dollar LIBOR” in this pricing supplement for additional information.
Intraday Index Level:	The Intraday Index Level is calculated every 15 seconds during the trading day and at any time on any date of determination will generally be the level of the Index as most recently published on such date by the Index Sponsor. See “Description of the ETNs-Determining the Closing Index Level, Intraday Index Level and 3-Month U.S. dollar LIBOR” in this pricing supplement for additional information.

Key Terms Relating to the Accrued Fees and the Settlement Fee

Accrued Investor Fee:

The Accrued Investor Fee with respect to any date of determination is an amount equal to the aggregate of, for each trading day from, but excluding, the immediately preceding Rebalancing Day to, and including, that date of determination, the product of:

•      the investor fee of 0.78% per annum;

•      the Closing Indicative ETN Value as of the immediately preceding trading day; and

•      the day count fraction,

where the “day count fraction” is equal to (a) the total number of calendar days from, but excluding, the immediately preceding trading day to, and including, that date of determination, divided by (b) 360.

Accrued Financing Fee:

The Accrued Financing Fee with respect to any date of determination is an amount equal to the product of:

•      the Financing Rate as of the immediately preceding Rebalancing Day;

•      2 times the Closing Indicative ETN Value as of the immediately preceding Rebalancing Day; and

•      the day count fraction,

where the “day count fraction” is equal to (a) the total number of calendar days from, but excluding, the immediately preceding Rebalancing Day to, and including, that date of determination, divided by (b) 360.

The Accrued Financing Fee is intended to compensate the Issuer for providing investors leveraged participation in movements in the Closing Index Level and is intended to approximate the financing fees that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the ETNs. This cost accrues on a daily basis.

Financing Rate:	The Financing Rate with respect to any date of determination will equal the sum of (a) the financing spread of 1.18% and (b) 3-month U.S. dollar LIBOR on the day that is two London business days prior to that date of determination.
Loss Rebalancing Fee:	The Loss Rebalancing Fee with respect to any Loss Rebalancing Day is an amount equal to 0.05% of the Rebalancing Amount on that Rebalancing Day. The Loss Rebalancing Fee with respect to any other date of determination will be $0.
Loss Rebalancing Amount:

The Loss Rebalancing Amount on any Loss Rebalancing Day is an amount equal to the absolute value of:

•      the Closing Indicative ETN Value on that Rebalancing Day, minus

•      the Closing Indicative ETN Value as of the immediately preceding Rebalancing Day.

The Loss Rebalancing Amount will not be negative.

Settlement Fee:

The Settlement Fee on any date of determination is an amount equal to up to 0.15% of the Long Index Exposure on that date of determination.

The deduction of the Settlement Fee in the calculation of any payment at maturity or upon early redemption will reduce amounts payable on the ETNs. Accordingly, the Index will need to increase sufficiently from the time you purchased your ETNs to compensate for the Settlement Fee in order for you to avoid a loss on your ETNs.

Long Index Exposure:

The Long Index Exposure on any Rebalancing Day is equal to 2 times the Closing Indicative ETN Value on that Rebalancing Day. The Long Index Exposure on any other date of determination is equal to:

•      2 times the Closing Indicative ETN Value as of the immediately preceding Rebalancing Day times

•      1 plus the Index Return on that date of determination.

Key Terms Relating to Acceleration and Early Redemption

Automatic Acceleration:

The ETNs will be automatically accelerated if an Automatic Acceleration Event occurs on any day (an “automatic acceleration”). Upon an automatic acceleration, you will receive on the applicable Payment Date a cash payment per ETN in an amount equal to the Closing Indicative ETN Value on the applicable Valuation Date. If we have provided notice of an optional acceleration but an Automatic Acceleration Event occurs prior to the applicable Valuation Date for that optional acceleration, our notice of optional acceleration will be deemed to be void, and the ETNs will be automatically accelerated. Any payment on the ETNs is subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

If an automatic acceleration occurs, you will lose a significant portion or all of your investment in the ETNs, and you will not benefit from any subsequent increase in the level of the Index.

Automatic Acceleration Event:	An Automatic Acceleration Event will occur if the Intraday Index Level at any time on any day is less than or equal to 70% of the Rebalancing Index Level as of that day.
Acceleration at Our Option:	We will have the right to accelerate the ETNs in whole but not in part on any business day occurring on or after March 19, 2019 (an “optional acceleration”). Upon an optional acceleration, you will receive on the applicable Payment Date a cash payment per ETN in an amount equal to the Closing Indicative ETN Value on the applicable Valuation Date. We will give you notice of any optional acceleration at least 10 calendar days before the applicable Valuation Date. Any payment on the ETNs is subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Early Redemption at Your Option:

Prior to maturity or acceleration, you may, subject to certain restrictions described below, offer at least the applicable minimum number of the ETNs to us for redemption. If you elect to offer the ETNs for redemption, and the requirements for acceptance by us are met, you will receive on the applicable Payment Date a cash payment per ETN in an amount equal to:

•      the Closing Indicative ETN Value on the applicable Valuation Date, minus

•      the Settlement Fee on the applicable Valuation Date,

provided that the payment upon early redemption will not be less than $0. Any payment on the ETNs is subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

If your redemption notice (described below) is received by the Calculation Agent prior to 9:00 a.m., New York City time, on any business day, the immediately following trading day will be the applicable Valuation Date, subject to postponement as described under “Description of the ETNs—Consequences of a Market Disruption Event; Postponement of a Determination Date” in this pricing supplement.

Because the amount payable upon early redemption will not be determined until after you offer your ETNs for redemption, you will not know the applicable amount payable at the time you exercise your early redemption right and will bear the risk that your ETNs will decline in value between the time of your exercise and the time at which the amount payable is determined.

Early Redemption Restrictions and Mechanics:

You must offer for redemption at least 12,500 ETNs at one time in order to exercise your right to cause us to redeem the ETNs (the “minimum redemption amount”), except that we or CGMI, as the Calculation Agent, may from time to time reduce, in part or in whole, the minimum redemption amount. Any such reduction will be applied on a consistent basis for all holders of the ETNs at the time the reduction becomes effective. If the ETNs undergo a split or reverse split, the minimum number of ETNs needed to exercise your right to redeem will remain the same.

You may exercise your early redemption right by causing your broker or other person with whom you hold the ETNs to deliver a redemption notice to the Calculation Agent. For an exercise of the early redemption right to be effective, the applicable Valuation Date must be before any Automatic Acceleration Event has occurred and before we have given notice of any optional acceleration. In addition, the applicable Valuation Date for an early redemption must be before the applicable Valuation Date for the payment at maturity. See “Description of the ETNs—Redemption Procedures” in this pricing supplement.

If you hold fewer than 12,500 ETNs or if fewer than 12,500 ETNs are outstanding, you will not be able to exercise your right to cause to us to redeem your ETNs.

Additional Key Terms

Trading Day:	A trading day means any business day on which the Index Sponsor publishes the level of the Index and NYSE Arca is open for trading during its regular trading session, notwithstanding NYSE Arca closing prior to its Scheduled Closing Time.
Business Day:	A business day means any day that is not (a) a Saturday or Sunday or (b) a day on which banking institutions generally are authorized or obligated by law or executive order to close in New York.
London Business Day:	A London business day means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
Calculation Agent:	Citigroup Global Markets Inc. (“CGMI”), which is an affiliate of ours. See “Description of the ETNs—Role of Calculation Agent” in this pricing supplement.

The “Key Terms” tables above contain only summaries of certain key terms of the ETNs. You should carefully review the section “Description of the ETNs” in this pricing supplement, together with the sections “Description of the Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus, for a more complete description of the terms of the ETNs.

SUMMARY DESCRIPTIONS OF THE CLOSING INDICATIVE ETN VALUE AND INTRADAY INDICATIVE ETN VALUE OF THE ETNs

The Closing Indicative ETN Value and Intraday Indicative ETN Value are each intended to approximate the intrinsic economic value of one ETN as of a particular point in time. The Closing Indicative ETN Value will fluctuate over time based on fluctuations in the Closing Index Level, and the Intraday Indicative ETN Value will fluctuate within a trading day based on fluctuations in the Intraday Index Level within the trading day, in each case subject to the Accrued Fees. The Closing Indicative ETN Value, Intraday Indicative ETN Value, Closing Index Level and Intraday Index Level are explained in more detail below.

The Closing Indicative ETN Value and Intraday Indicative ETN Value are published by the Calculation Agent for informational purposes. It is important to understand that the Closing Indicative ETN Value and Intraday Indicative ETN Value are not the same as the price at which an investor may buy or sell the ETNs on the NYSE Arca. The price at which an investor may buy or sell the ETNs will depend on market forces and the availability of willing buyers and sellers and may, therefore, differ from the Closing Indicative ETN Value or Intraday Indicative ETN Value at any time.

ETN Valuation

•	Closing Indicative ETN Value. The Closing Indicative ETN Value is determined once on each trading day after the regular trading session on the NYSE Arca. The Closing Indicative ETN Value approximates the intrinsic economic value of the ETNs based on the Closing Index Level on the current trading day. We say that the Closing Indicative ETN Value on any trading day approximates the intrinsic economic value of the ETNs on that trading day because the Closing Indicative ETN Value is the value of the ETNs that is referenced in calculating any payment at maturity or upon acceleration or early redemption that is determined in whole or in part on that trading day.

The Closing Indicative ETN Value on the Inception Date equals $100.00, the stated principal amount per ETN. The Closing Indicative ETN Value on any subsequent date of determination will equal:

o	the Closing Indicative ETN Value on the immediately preceding Rebalancing Day times the Leveraged Index Factor on that date of determination, minus

o	the Accrued Fees on that date of determination,

provided that the Closing Indicative ETN Value will never be less than zero.

The Leveraged Index Factor on any date of determination reflects the 2 times leveraged performance of the Index from the immediately preceding Rebalancing Day to that date of determination.

The Accrued Fees on any date of determination include the Accrued Investor Fee, the Accrued Financing Fee and any Loss Rebalancing Fee on that date of determination:

o	the Accrued Investor Fee accrues on a daily basis at a rate of 0.78% per annum, applied to the Closing Indicative ETN Value as of the immediately preceding trading day;

o	the Accrued Financing Fee is intended to compensate the Issuer for providing investors leveraged participation in movements in the Closing Index Level and is intended to approximate the financing fees that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the ETNs. The Accrued Financing Fee accrues on a daily basis at a rate equal to 1.18% plus 3-month U.S. dollar LIBOR, applied to 2 times the Closing Indicative ETN Value as of the immediately preceding Rebalancing Day; and

o	the Loss Rebalancing Fee is applied only upon the occurrence of a Loss Rebalancing Event and is an amount equal to 0.05% of the Loss Rebalancing Amount, an amount that reflects the change in the Closing Indicative ETN Value from the immediately preceding Rebalancing Day to the relevant Loss Rebalancing Day.

•	Intraday Indicative ETN Value. The Intraday Indicative ETN Value is similar to the Closing Indicative ETN Value, except that it is calculated every 15 seconds during a trading day and is based on then-current Intraday Index Level rather than the Closing Index Level and on the Accrued Fees as of the immediately preceding trading day rather than the Accrued Fees as of the current trading day. Therefore, the Intraday Indicative ETN Value approximates the intrinsic economic value of the ETNs at each 15-second interval during the trading day.

Index Levels

•	Closing Index Level. The Closing Index Level on any date of determination will generally be the closing level of the Index on such day as published by the Index Sponsor. See “Description of the ETNs—Determining the Closing Index Level, Intraday Index Level and 3-Month U.S. dollar LIBOR” in this pricing supplement for additional information.

•	Intraday Index Level. The Intraday Index Level is calculated every 15 seconds during the trading day and at any time on any date of determination will generally be the level of the Index as most recently published on such date by the Index Sponsor. See “Description of the ETNs—Determining the Closing Index Level, Intraday Index Level and 3-Month U.S. dollar LIBOR” in this pricing supplement for additional information.

HYPOTHETICAL EXAMPLES

The following examples one through three illustrate how the ETNs would perform at maturity or upon optional acceleration or early redemption, in hypothetical circumstances and subject to the assumptions set forth below. The fourth example illustrates how the ETNs would perform upon an automatic acceleration in hypothetical circumstances and subject to the assumptions set forth below. The fifth example illustrates how the ETNs would perform upon the occurrence of a Loss Rebalancing Event in hypothetical circumstances and subject to the assumptions set forth below.

We have included an example in which the Closing Index Level increases at a constant rate of 3.00% per quarter for twenty quarters (Example 1), as well as an example in which the Closing Index Level decreases at a constant rate of 3.00% per quarter for twenty quarters (Example 2). In addition, Example 3 shows the Closing Index Level increasing by 3.00% per quarter in one quarter and decreasing by 2.50% per quarter in the next, alternating for twenty quarters. Examples one through three highlight the effect of 2 times leverage and quarterly compounding, and the impact of the Accrued Fees on the payment at maturity or upon optional acceleration or early redemption, under different circumstances. Example 3 also demonstrates that, even if the Index appreciates over time, the return on the ETNs may be negative due to the impact of the Accrued Fees and the quarterly compounding.

In Example 4, an Automatic Acceleration Event occurs on the seventh trading day of the relevant period, and the ETNs are automatically accelerated for a payment equal to the Closing Indicative ETN Value on the applicable Valuation Date (the eighth trading day of that period). Example 4 highlights the effect of an Automatic Acceleration Event and the effect of 2 times leverage and quarterly compounding, and the impact of the Accrued Fees on the payment upon automatic acceleration.

In Example 5, Loss Rebalancing Events occur on the fourth and twelfth trading days of the relevant period, Loss Rebalancing Days occur on the fifth and thirteenth trading days of the relevant period and a Loss Rebalancing Fee is deducted in calculating the Closing Indicative ETN Values from and including the sixth and fourteenth trading days of the relevant period. Example 5 highlights the effect of two Loss Rebalancing Events and the effect of 2 times leverage and compounding, and the impact of the Loss Rebalancing Fee and the other Accrued Fees on the Closing Indicative ETN Value.

For ease of analysis and presentation, the following assumptions are used in the examples below:

•	the Closing Indicative ETN Value on the Inception Date is $100, and the Closing Indicative ETN Value on the Rebalancing Day immediately preceding the periods shown in Examples 4 and 5 is $100;

•	the Closing Index Level on the Inception Date is 100, and the Closing Index Level on the Rebalancing Day immediately preceding the periods shown in Examples 4 and 5 is $100;

•	the fee rate used to compute the Accrued Investor Fee is 0.78% per annum;

•	the Financing Rate is 3.00% per annum throughout the term of the ETNs;

•	the fee rate used to compute the Settlement Fee is 0.15%;

•	the fee rate used to calculate the Loss Rebalancing Fee is 0.05%; and

•	the term of the ETNs is only 20 quarters, each quarter consists of 91 calendar days and the first calendar day of each quarter is a Rebalancing Day.

For ease of analysis and presentation, examples 1 through 3 assume that no Automatic Acceleration Event has occurred and examples 1 through 4 also assumes that no Loss Rebalancing Event has occurred.

The hypothetical Closing Index Level on the Inception Date of 100.00 has been chosen for illustrative purposes only and does not represent the actual Closing Index Level on the Inception Date. In addition, the assumed Financing Rate is not a prediction or indication of the Financing Rate throughout the term of the ETNs. The actual

Financing Rate will fluctuate over time and will equal 1.18% plus 3-month U.S. dollar LIBOR. We cannot predict the actual Closing Index Level or Financing Rate on any day.

Because the Accrued Fees take into account the Closing Indicative ETN Value on each trading day, the absolute level of the Accrued Fees are dependent on the path taken by the Closing Indicative ETN Value. The calculations below assume that the Closing Indicative ETN Value increases or decreases, as applicable, on approximately a straight-line basis from quarter to quarter.

Based on the stated hypothetical circumstances and subject to the stated assumptions, if the notes are accelerated or redeemed early, the payment upon acceleration or redemption would be the applicable Closing Indicative ETN Value minus, in the case of a redemption, the applicable Settlement Fee. Based on the stated hypothetical circumstances and subject to the stated assumptions, the payment at maturity would be the final Closing Indicative ETN Value minus the applicable Settlement Fee.

The examples below are based on a number of hypothetical assumptions in order to provide a general illustration of how changes in the Index Closing Level will affect the Closing Indicative ETN Value. The examples below are purely hypothetical, and are provided solely for the purpose of illustration. The actual performance of the Index and the ETNs will vary, perhaps significantly, from the examples illustrated below. The figures in these examples have been rounded for convenience. The rounding conventions in the examples below do not necessarily match the rounding conventions used in the actual calculation of Closing Indicative ETN Value.

Example 1: The Closing Index Level increases at a constant rate of 3.00% per quarter for twenty quarters.

Quarter End	Index Closing Level	Index Return	Leveraged Index Factor	Accrued Fees	Closing Indicative ETN Value	Long Index Exposure	Settlement Fee
—	100.00	—	—	—	$100.00	—	—
1	103.00	3.00%	106.00%	$1.72	$104.28	$206.00	$0.31
2	106.09	3.00%	106.00%	$1.79	$108.75	$214.82	$0.32
3	109.27	3.00%	106.00%	$1.87	$113.41	$224.02	$0.34
4	112.55	3.00%	106.00%	$1.95	$118.27	$233.62	$0.35
5	115.93	3.00%	106.00%	$2.03	$123.33	$243.63	$0.37
6	119.41	3.00%	106.00%	$2.12	$128.61	$254.06	$0.38
7	122.99	3.00%	106.00%	$2.21	$134.12	$264.94	$0.40
8	126.68	3.00%	106.00%	$2.30	$139.87	$276.29	$0.41
9	130.48	3.00%	106.00%	$2.40	$145.86	$288.13	$0.43
10	134.39	3.00%	106.00%	$2.50	$152.11	$300.47	$0.45
11	138.42	3.00%	106.00%	$2.61	$158.62	$313.34	$0.47
12	142.58	3.00%	106.00%	$2.72	$165.42	$326.76	$0.49
13	146.85	3.00%	106.00%	$2.84	$172.50	$340.75	$0.51
14	151.26	3.00%	106.00%	$2.96	$179.89	$355.35	$0.53
15	155.80	3.00%	106.00%	$3.09	$187.59	$370.57	$0.56
16	160.47	3.00%	106.00%	$3.22	$195.63	$386.44	$0.58
17	165.28	3.00%	106.00%	$3.36	$204.01	$403.00	$0.60
18	170.24	3.00%	106.00%	$3.50	$212.75	$420.26	$0.63
19	175.35	3.00%	106.00%	$3.65	$221.86	$438.26	$0.66
20	180.61	3.00%	106.00%	$3.81	$231.36	$457.03	$0.69

Total return on Index from the Inception Date to the Maturity Date: 80.61%

Total return on ETNs from the Inception Date to the Maturity Date: 130.68%

Example 2: The Closing Index Level decreases at a constant rate of 3.00% per quarter for twenty quarters.

Quarter End	Index Closing Level	Index Return	Leveraged Index Factor	Accrued Fees	Closing Indicative ETN Value	Long Index Exposure	Settlement Fee
—	100.00	—	—	—	$100.00	—	—
1	97.00	-3.00%	94.00%	$1.71	$92.29	$194.00	$0.29
2	94.09	-3.00%	94.00%	$1.58	$85.17	$179.04	$0.27
3	91.27	-3.00%	94.00%	$1.46	$78.61	$165.24	$0.25
4	88.53	-3.00%	94.00%	$1.34	$72.54	$152.49	$0.23
5	85.87	-3.00%	94.00%	$1.24	$66.95	$140.74	$0.21
6	83.30	-3.00%	94.00%	$1.15	$61.79	$129.88	$0.19
7	80.80	-3.00%	94.00%	$1.06	$57.02	$119.87	$0.18
8	78.37	-3.00%	94.00%	$0.98	$52.63	$110.63	$0.17
9	76.02	-3.00%	94.00%	$0.90	$48.57	$102.10	$0.15
10	73.74	-3.00%	94.00%	$0.83	$44.82	$94.22	$0.14
11	71.53	-3.00%	94.00%	$0.77	$41.37	$86.96	$0.13
12	69.38	-3.00%	94.00%	$0.71	$38.18	$80.25	$0.12
13	67.30	-3.00%	94.00%	$0.65	$35.23	$74.06	$0.11
14	65.28	-3.00%	94.00%	$0.60	$32.52	$68.35	$0.10
15	63.33	-3.00%	94.00%	$0.56	$30.01	$63.08	$0.09
16	61.43	-3.00%	94.00%	$0.51	$27.70	$58.22	$0.09
17	59.58	-3.00%	94.00%	$0.47	$25.56	$53.73	$0.08
18	57.80	-3.00%	94.00%	$0.44	$23.59	$49.59	$0.07
19	56.06	-3.00%	94.00%	$0.40	$21.77	$45.76	$0.07
20	54.38	-3.00%	94.00%	$0.37	$20.09	$42.23	$0.06

Total Return on Index from the Inception Date to the Maturity Date: -45.62%

Total Return on ETNs from the Inception Date to the Maturity Date: -79.97%

Example 3: The Closing Index Level increases by 3.00% per quarter in one quarter and decreases by 2.50% per quarter in the next, alternating for twenty quarters.

Quarter End	Index Closing Level	Index Return	Leveraged Index Factor	Accrued Fees	Closing Indicative ETN Value	Long Index Exposure	Settlement Fee
—	100.00	—	—	—	$100.00	—	—
1	103.00	3.00%	106.00%	$1.72	$104.28	$206.00	$0.31
2	100.43	-2.50%	95.00%	$1.78	$97.28	$203.35	$0.31
3	103.44	3.00%	106.00%	$1.67	$101.45	$200.41	$0.30
4	100.85	-2.50%	95.00%	$1.74	$94.64	$197.83	$0.30
5	103.88	3.00%	106.00%	$1.62	$98.70	$194.96	$0.29
6	101.28	-2.50%	95.00%	$1.69	$92.07	$192.46	$0.29
7	104.32	3.00%	106.00%	$1.58	$96.02	$189.67	$0.28
8	101.71	-2.50%	95.00%	$1.64	$89.57	$187.23	$0.28
9	104.76	3.00%	106.00%	$1.54	$93.41	$184.52	$0.28
10	102.14	-2.50%	95.00%	$1.60	$87.14	$182.15	$0.27
11	105.21	3.00%	106.00%	$1.50	$90.87	$179.51	$0.27
12	102.58	-2.50%	95.00%	$1.56	$84.77	$177.20	$0.27
13	105.65	3.00%	106.00%	$1.46	$88.40	$174.63	$0.26
14	103.01	-2.50%	95.00%	$1.51	$82.47	$172.39	$0.26
15	106.10	3.00%	106.00%	$1.42	$86.00	$169.89	$0.25
16	103.45	-2.50%	95.00%	$1.47	$80.23	$167.71	$0.25
17	106.55	3.00%	106.00%	$1.38	$83.67	$165.28	$0.25
18	103.89	-2.50%	95.00%	$1.43	$78.05	$163.15	$0.24
19	107.01	3.00%	106.00%	$1.34	$81.40	$160.79	$0.24
20	104.33	-2.50%	95.00%	$1.39	$75.93	$158.72	$0.24

Total return on Index from the Inception Date to the Maturity Date: 4.33%

Total return on ETNs from the Inception Date to the Maturity Date: -24.30%

Example 4: An Automatic Acceleration Event occurs on the seventh trading day of the relevant period, and the ETNs are automatically accelerated for a payment equal to the Closing Indicative ETN Value on the applicable Valuation Date (the eighth trading day of that period).

Trading Day	Index Closing Level	Index Return	Leveraged Index Factor	Accrued Fees	Closing Indicative ETN Value	Lowest Intraday Index Level	Automatic Accelera-tion Event Occurs
—	100.00	—	—	—	$100.00	—	—
1	97.00	-3.00%	94.00%	$0.02	$93.98	94.40	No
2	93.00	-7.00%	86.00%	$0.04	$85.96	89.90	No
3	94.00	-6.00%	88.00%	$0.06	$87.94	92.10	No
4	92.00	-8.00%	84.00%	$0.07	$83.93	88.50	No
5	91.00	-9.00%	82.00%	$0.09	$81.91	90.40	No
6	91.50	-8.50%	83.00%	$0.11	$82.89	88.50	No
7	68.00	-32.00%	36.00%	$0.13	$35.87	67.50	Yes
8	58.00	-42.00%	16.00%	$0.15	$15.85	—	—

Total return on Index from the Inception Date to the applicable Payment Date: -42.00%

Total return on ETNs from the Inception Date to the applicable Payment Date: -84.15%

Example 5: Loss Rebalancing Events occur on the fourth and twelfth trading days of the relevant period, Loss Rebalancing Days occur on the fifth and thirteenth trading days of the relevant period and a Loss Rebalancing Fee is deducted in calculating the Closing Indicative ETN Values from and including the sixth and fourteenth trading days of the relevant period.

Trading Day	Index Closing Level	Index Return	Leveraged Index Factor	Loss Rebalanc-ing Fee	Accrued Fees	Closing Indicative ETN Value	Loss Rebalanc-ing Event Occurs
—	100.00	—	—	—	—	$100.00	—
1	98.00	-2.00%	96.00%	$0.00	$0.02	$95.98	No
2	87.00	-13.00%	74.00%	$0.00	$0.04	$73.96	No
3	82.00	-18.00%	64.00%	$0.00	$0.06	$63.94	No
4	79.00	-21.00%	58.00%	$0.00	$0.07	$57.93	Yes
5	75.00	-25.00%	50.00%	$0.00	$0.09	$49.91	No
6	78.00	4.00%	108.00%	$0.03	$0.03	$53.87	No
7	76.00	1.33%	102.67%	$0.03	$0.04	$51.20	No
8	70.00	-6.67%	86.67%	$0.03	$0.05	$43.20	No
9	66.00	-12.00%	76.00%	$0.03	$0.06	$37.87	No
10	65.00	-13.33%	73.33%	$0.03	$0.07	$36.53	No
11	62.00	-17.33%	65.33%	$0.03	$0.08	$32.53	No
12	60.00	-20.00%	60.00%	$0.03	$0.09	$29.86	Yes
13	58.00	-22.67%	54.67%	$0.03	$0.10	$27.18	No
14	57.50	-0.86%	98.28%	$0.01	$0.02	$26.70	No
15	55.00	-5.17%	89.66%	$0.01	$0.02	$24.35	No

Calculation of the Effective Leverage Provided by the ETNs

The table below illustrates the effective leverage provided by the ETNs, as measured from the Intraday Index Level at the time of purchase to the Closing Index Level used to determine the Closing Indicative ETN Value on the next Rebalancing Day, for a range of hypothetical changes in the level of the Index from the Closing Index Level on the immediately preceding Rebalancing Day to the Intraday Index Level at the time of purchase. The table below is based on a hypothetical Closing Indicative ETN Value on the immediately preceding Rebalancing Day of $100 and a hypothetical Closing Index Level on the immediately preceding Rebalancing Day of 100.00. For simplicity, the table disregards the effect of the Accrued Fees and assumes that the price at which the ETNs can be purchased in the market is equal to their Intraday Indicative ETN Value. If the ETNs were not purchased at their Intraday Indicative ETN Value, or if the Accrued Fees were taken into account, the effective leverage indicated below would be different.

Column A of the table below sets forth various hypothetical Intraday Index Levels at the time of the intraday purchase of the ETNs. Column B indicates the percentage change represented by the corresponding Intraday Index Level in Column A from the hypothetical Closing Index Level of 100.00 on the immediately preceding Rebalancing Day. Column C indicates the hypothetical intraday purchase price of the ETNs based on the corresponding hypothetical Intraday Index Level in Column A. Column D indicates the hypothetical Long Index Exposure based on the hypothetical Intraday Index Level in Column A. The “exposure” of the ETNs indicated in Column D represents the notional value of the Index corresponding to a single unit of the ETNs at the time of intraday purchase.

A: Index level	B: % change in Index	C: Hypothetical price of ETNs C = $100 × (1+2 × B)	D: Hypothetical Long Index Exposure D = 2 × $100 × (1+B)	E: Effective leverage amount of ETNs E = D / C
120	20%	$140.00	$240.00	1.71
115	15%	$130.00	$230.00	1.77
110	10%	$120.00	$220.00	1.83
105	5%	$110.00	$210.00	1.91
104	4%	$108.00	$208.00	1.93
103	3%	$106.00	$206.00	1.94
102	2%	$104.00	$204.00	1.96
101	1%	$102.00	$202.00	1.98
100	0%	$100.00	$200.00	2.00
99	-1%	$98.00	$198.00	2.02
98	-2%	$96.00	$196.00	2.04
97	-3%	$94.00	$194.00	2.06
96	-4%	$92.00	$192.00	2.09
95	-5%	$90.00	$190.00	2.11
90	-10%	$80.00	$180.00	2.25
85	-15%	$70.00	$170.00	2.43
80	-20%	$60.00	$160.00	2.67

For example, assume you purchased the ETNs above for a price of $80 per ETN at a time when the Intraday Index Level is 90.00. If the Closing Index Level on the immediately following Rebalancing Day is 81.00 (a 10% decline from the Intraday Index Level of 90.00 at the time of purchase), the Closing Indicative ETN Value on the immediately following Rebalancing Day would be $62, which is 22.5% less than the $80 price you paid for them. In this example, the decline in value of the ETNs is 2.25 times greater than the decline in the level of the Index, for effective leverage of 2.25. As this example illustrates, if you buy the ETNs at a price that is higher than the Closing Indicative ETN Value on the immediately preceding Rebalancing Day, the effective leverage will be less than 2 times. Now assume you had instead purchased the ETNs at a time when the intraday Index level is 110.00, for a purchase price of $120.00. If the Closing Index Level on the immediately following Rebalancing Day is 121.00 (a 10% increase from the Intraday Index Level of 110.00 at the time of purchase), the Closing Indicative ETN Value on the immediately following Rebalancing Day would be $142, which is approximately 18.3% greater than the $120 price you paid for them. In this example, the increase in value of the ETNs is approximately 1.83 times greater than the increase in the level of the Index, for effective leverage of approximately 1.83. As this example illustrates, if you buy the ETNs at a price that is lower than the Closing Indicative ETN Value on the immediately preceding Rebalancing Day, the effective leverage will be greater than 2.

RISK FACTORS RELATING TO THE ETNs

An investment in the ETNs is significantly riskier than an investment in conventional debt securities. The ETNs are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the ETNs, and are also subject to risks associated with fluctuations in the level of the Index.

The risk factors below describe certain significant risks associated with an investment in the ETNs. You should read these risk factors together with the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference into the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

The ETNs do not pay interest or guarantee any return of your initial investment and you may lose all or a significant part of your investment in the ETNs.

The terms of the ETNs differ from those of ordinary debt securities in that the ETNs neither pay interest nor guarantee payment of the stated principal amount per ETN at maturity or upon redemption or acceleration, and you may incur a loss of your initial investment. Because the payment due at maturity or upon redemption or acceleration may be less than the amount originally invested in the ETNs, the return on the ETNs may be negative.

The payment at maturity or upon redemption or acceleration will depend on the change in the level of the Index and the deduction of the Accrued Fees. You may lose all or a significant amount of your investment in the ETNs if the Closing Index Level decreases or does not increase sufficiently to offset the negative effect of the Accrued Fees. Any payment on the ETNs is subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

The ETNs will magnify any adverse movements in the Closing Index Level by 2 times and, therefore, are highly speculative and highly risky.

For every 1% decrease in the Closing Index Level from the immediately preceding Rebalancing Day, the Closing Indicative ETN Value will decline by 2% (in addition to any decline due to the Accrued Fees). For example, if the Index decreases by 5% from the immediately preceding Rebalancing Day, the ETNs will lose 10% of their value due to the change in the Closing Index Level (in addition to any decline due to the Accrued Fees), and if the Index decreases by 50% from the immediately preceding Rebalancing Day, the ETNs will lose all of their value. Accordingly, the ETNs are highly speculative and highly risky and are suitable only for sophisticated investors who understand and can bear the risks associated with 2 times magnified losses resulting from decreases in the Closing Index Level.

The ETNs are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Although the return on the ETNs will be based on the performance of the Index, the payment of any amount due on the ETNs, including any payment at maturity or upon early redemption or acceleration, is subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Investors are dependent on Citigroup Global Markets Holdings Inc.’s ability to pay all amounts due on the ETNs and Citigroup Inc.’s ability to perform its obligations under its guarantee, and therefore investors are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. In addition, any decline in the credit ratings of Citigroup Global Markets Holdings Inc. or Citigroup Inc., any adverse changes in the market’s view of the creditworthiness of either entity or any increase in either entity’s credit spreads is likely to adversely affect the market value of the ETNs.

The ETNs are not suitable for all investors. In particular, the ETNs should be purchased only by sophisticated investors who understand leverage risk and the potential consequences of compounding leveraged investments, and who intend to actively and frequently monitor and manage their investment in the ETNs.

The ETNs are not suitable for all investors. In particular, the ETNs entail leverage risk and should be purchased only by investors who understand leverage risk, including the risks inherent in maintaining a resetting 2 times leverage at least quarterly, and the potential consequences of compounding leveraged investments generally. Investing in the ETNs is not equivalent to a direct investment in the Index because the ETNs are reset at least quarterly, resulting in the compounded returns. Investors should carefully consider whether the ETNs are appropriate for their investment portfolio.

Rebalancing Days are scheduled to occur quarterly. In addition, a Rebalancing Day will occur on the trading day following any day on which a Loss Rebalancing Event occurs. A Loss Rebalancing Event will occur if (i) the Closing Index Level on any day is less than or equal to 80% of the Rebalancing Index Level as of that day and (ii) no Rebalancing Day or Automatic Acceleration Event has occurred on that day. The leveraged exposure to the Index is reset to 2 on each Rebalancing Day.

The ETNs are designed to achieve their stated investment objective from one Rebalancing Day to the next, but their performance can differ significantly from their stated quarterly objective because the relationship between the level of the Index and the Current Principal Amount will begin to break down as the length of an investor’s holding period increases. The ETNs are not long-term substitutes for leveraged long positions in the securities included in the Index. The ETNs’ performance over periods other than from one Rebalancing Date to the next can differ significantly from the 2 times leveraged performance of the Index during the same period of time. It is possible that you will suffer significant losses even if the long-term performance of the Index is positive. It is possible for the level of the Index to increase over time while the market value of the ETNs declines over time. You should proceed with caution in considering an investment in the ETNs.

The ETNs are very sensitive to changes in the performance of the Index, and returns on the ETNs may be negatively impacted in complex ways by volatility of the Index on a quarterly or more frequent basis. The rebalancing of the ETN’s leveraged exposure to the Index is likely to cause the ETN to experience a “decay” effect, which is likely to worsen over time and will be greater the more volatile the Index. The “decay” effect refers to a likely tendency of the ETNs to lose value over time. Although the decay effect is more likely to manifest itself the longer the ETNs are held, the decay effect can have a significant impact on ETN performance even over a period as short as two days. At higher ranges of volatility, there is a significant chance of a complete loss of the value of the ETNs even if the performance of the Index is flat.

The ETNs should be purchased only by sophisticated investors who understand leverage risk and the potential consequences of compounding leveraged investments, and who intend to actively and frequently monitor and manage their investment in the ETNs.

If the Closing Indicative ETN Value increases from one Rebalancing Day to the next, any subsequent decrease in the Closing Index Level will result in a larger decrease in the Closing Indicative ETN Value than if the current Closing Indicative ETN Value had remained constant.

Due to the compounding effect associated with a reset of the leveraged exposure to the Index, if the Closing Indicative ETN Value increases from one Rebalancing Day to the next, the amount of decrease of the Closing Indicative ETN Value resulting from a subsequent decrease in the level of the Index will increase correspondingly. This is because the subsequent leveraged Index performance will be applied to a greater Closing Indicative ETN Value. As such, the amount of decrease from any decrease in the level of the Index will be more than if the Closing Indicative ETN Value were maintained constant. This means that if the Closing Indicative ETN Value increases from one Rebalancing Day to the next as a result of the level of the Index increasing by a certain percentage, it will take a smaller percentage decrease in the level of the Index to decrease the Closing Indicative ETN Value (and subsequently the value of your investment) to its value prior to such increase. One consequence is that, if the Index increases from Rebalancing Day 0 to Rebalancing Day 1 and then decrease to its Rebalancing Day 0 level on Rebalancing Day 2, the Closing Indicative ETN Value will be lower on Rebalancing Day 2 than it was on

Rebalancing Day 0, even though the Closing Index Level is the same on Rebalancing Day 2 as it was on Rebalancing Day 0.

If the Closing Indicative ETN Value decreases from one Rebalancing Day to the next, any subsequent increase in the Closing Index Level will result in a smaller increase in the Closing Indicative ETN Value than if the current Closing Indicative ETN Value had remained constant.

Due to the compounding effect associated with a reset of the leveraged exposure to the Index, if the Closing Indicative ETN Value decreases from one Rebalancing Day to the next, the amount of increase of the Closing Indicative ETN Value resulting from a subsequent increase in the level of the Index will decrease correspondingly. This is because the subsequent leveraged Index performance will be applied to a smaller Closing Indicative ETN Value. As such, the amount of increase from any increase in the level of the Index will be less than if the Closing Indicative ETN Value were maintained constant. This means that if the Closing Indicative ETN Value decreases from one Rebalancing Day to the next as a result of the level of the Index decreasing by a certain percentage, it will take a larger percentage increase in the level of the Index to increase the Closing Indicative ETN Value (and subsequently the value of your investment) to its value prior to such decrease. One consequence is that, if the Index decreases from Rebalancing Day 0 to Rebalancing Day 1 and then increases to its Rebalancing Day 0 level on Rebalancing Day 2, the Closing Indicative ETN Value will be lower on Rebalancing Day 2 than it was on Rebalancing Day 0, even though the Closing Index Level is the same on Rebalancing Day 2 as it was on Rebalancing Day 0.

Upon the occurrence of a Loss Rebalancing Event, the leveraged exposure of the ETNs to the performance of the Index will be reduced.

A Loss Rebalancing Event will have the effect of reducing the leveraged exposure of the ETNs to the Index with the aim of resetting the effective leverage provided by the ETNs to 2 on the Loss Rebalancing Day. Because a Loss Rebalancing Event will occur only if the Closing Index Level has declined by more than 20% from the immediately preceding Rebalancing Day, upon the occurrence of a Loss Rebalancing Event, the Closing Indicative ETN Value on the associated Loss Rebalancing Day will generally be lower than the Closing Indicative ETN Value on the immediately preceding Rebalancing Day. Accordingly, any increase in the Closing Index Level following a Loss Rebalancing Day will generally result in a smaller increase in the Closing Indicative ETN Value than if no Loss Rebalancing Event had occurred. This effect may be magnified if multiple Loss Rebalancing Events occur. In addition, each time a Loss Rebalancing Event occurs, a Loss Rebalancing Fee equal to 0.05% of the Loss Rebalancing Amount, an amount that reflects the change in the Closing Indicative ETN Value from the immediately preceding Rebalancing Day to the relevant Loss Rebalancing Day, will be deducted from the Closing Indicative ETN Value, therefore, reducing any payment to you at maturity or upon acceleration or early redemption.

The leveraged exposure of the ETNs will differ from 2 times if you purchase them at a price that is different from the Closing Indicative ETN Value on the immediately preceding Rebalancing Day.

If you purchase any ETNs at a price that is different from the Closing Indicative ETN Value on the immediately preceding Rebalancing Day, the effective leverage provided by the ETNs from the time of purchase until the next Rebalancing Day will differ from the 2 times leverage targeted by the ETNs. In general, if you buy the ETNs at a price that is higher than the Closing Indicative ETN Value on the immediately preceding Rebalancing Day, the effective leverage will be less than 2 times, and if you buy the ETNs at a price that is lower than the Closing Indicative ETN Value on the immediately preceding Rebalancing Day, the effective leverage will be greater than 2 times. The greater the deviation of your purchase price from the Closing Indicative ETN Value on the immediately preceding Rebalancing Day, the greater the deviation from 2 times effective leverage. See “Hypothetical Examples—Calculation of the Effective Leverage Provided by the ETNs” above.

The Intraday Indicative ETN Value and the Closing Indicative ETN Value are not the same as the closing price or any trading price of the ETNs in the secondary market.

The Intraday Indicative ETN Value and the Closing Indicative ETN Value are not the same as the closing price or any trading price of the ETNs in the secondary market. The Closing Indicative ETN Value and Intraday Indicative ETN Value on each day following the Inception Date are intended to approximate the intrinsic economic value of the ETNs at the time of calculation. By contrast, the trading price for the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at such time, if one exists. The trading price for the ETNs at any time may vary significantly from the Closing Indicative ETN Value or Intraday Indicative ETN Value at such time. Paying a premium purchase price over the Closing Indicative ETN Value or Intraday Indicative ETN Value could lead to significant losses in the event the investor sells such ETNs at a time when such premium is no longer present in the marketplace or such ETNs are accelerated (including at our option), in which case investors will receive a cash payment in an amount based on the Closing Indicative ETN Value.

The ETNs are subject to automatic acceleration at any time, including outside of regular trading session hours on the NYSE Arca. If an Automatic Acceleration Event occurs, you are likely to lose most, and may lose up to all, of your investment in the ETNs.

If the Calculation Agent determines that, at any time on any day, the Intraday Index Level is less than or equal to 70% of the Rebalancing Index Level as of that day, an Automatic Acceleration Event will occur. If an Automatic Acceleration Event occurs with respect to the ETNs, the ETNs will be automatically accelerated for an amount equal to the Closing Indicative ETN Value on the applicable Valuation Date. The payment upon automatic acceleration is likely to be at least 60% less than the Closing Indicative ETN Value on the immediately preceding Rebalancing Day and may be $0. If an Automatic Acceleration Event occurs, you are likely to lose most, and may lose up to all, of your investment in the ETNs.

An Automatic Acceleration Event may occur at any time on any day when the Intraday Index Level is disseminated, and not only during regular session trading hours on the NYSE Arca. In addition, you will not be able to offer your ETNs for redemption if an Automatic Acceleration Event occurs. Accordingly, if an Automatic Acceleration Event occurs, you may lose a significant portion or all of your investment in the ETNs, at a time when there is no opportunity for you to sell or redeem your ETNs to avoid or limit losses.

If an Automatic Acceleration Event occurs, the ETNs will be automatically accelerated, even if the sharp rise or fall in the Index that triggers the Automatic Acceleration Event is temporary and quickly reversed. It is possible that the level of the Index could increase after the Automatic Acceleration Event has occurred, such that, had the Automatic Acceleration Event not occurred, the value of the ETNs would have increased and, instead of a loss, you might have made a profit on the ETNs. In this scenario, you may lose up to all of your investment due to the Automatic Acceleration Event despite the fact that the value of your ETNs might have increased substantially if the ETNs had not been accelerated. You will not benefit from any increase in the level of the Index following an acceleration of the ETNs.

The ETNs are subject to our optional acceleration right.

The term of the ETNs may be limited by our right to accelerate the ETNs, in whole and not in part, at any time during the term of the ETNs after March 19, 2019. The amount of cash that you will receive will be the Closing Indicative ETN Value on the applicable Valuation Date, which may result in a significant loss to you. See “Description of the ETNs—Acceleration at Our Option.” We will make any decision to accelerate the ETNs based on our interests, and any such acceleration may occur at a time when it is not in your interests for your ETNs to be accelerated. Alternatively, because we have no obligation to redeem the ETNs except in accordance with the minimum redemption and notice provisions described in this pricing supplement, we may elect not to accelerate the ETNs at a time when it would be in your interests for us to do so.

To submit your ETNs for redemption at your option, you must make the request with respect to at least 12,500 ETNs.

Because you must submit for redemption at least 12,500 ETNs, if you own fewer than 12,500 ETNs or if fewer than 12,500 ETNs are outstanding, you will not be able to submit them for redemption. Furthermore, the secondary market for the ETNs may not provide enough liquidity for you to acquire the minimum 12,500 ETNs necessary to exercise your right to cause us to redeem your ETNs. If you wish to dispose of any ETNs that are not eligible for redemption at your option, you will have to sell them in the secondary market. There can be no assurance that an active secondary market will exist at any time. If you are able to sell your ETNs in a secondary market transaction prior to maturity, we can give you no assurance that the ETNs will not trade at a discount from the value an investor would have received upon an early redemption at your option. If you are able to avail yourself of the option to redeem prior to maturity because you own and are able to submit for redemption at least 12,500 ETNs at one time, a Settlement Fee will be deducted in calculating the payment due to you on the applicable Payment Date.

There are restrictions on the dates on which you may redeem ETNs.

To exercise your early redemption right, you must redeem at least 12,500 ETNs, the minimum redemption amount, at one time and you must cause your broker to deliver a notice of redemption, substantially in the form of Annex A, to the Calculation Agent via email or other electronic delivery as requested by the Calculation Agent. If your redemption notice is received by the Calculation Agent prior to 9:00 a.m., New York City time, on any business day, the immediately following trading day will be the applicable Valuation Date, subject to postponement as described under “Description of the ETNs—Consequences of a Market Disruption Event; Postponement of a Determination Date” in this pricing supplement. If the Calculation Agent receives your Redemption Notice no later than 9:00 a.m., New York City time, on any business day, the Calculation Agent will respond by sending your broker an acknowledgment of the Redemption Notice accepting your redemption request by 7:30 p.m., New York City time, on that business day. The Calculation Agent or its affiliate must acknowledge to your broker acceptance of the redemption notice in order for your redemption request to be effective.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a discount to their indicative value. There can be no assurance that arbitrageurs will employ the redemption feature in this manner.

You will not know the applicable amount payable for any ETNs you elect to redeem prior to maturity at the time you make such election.

In order to exercise your right to redeem the ETNs prior to maturity, you must cause your broker or other person with whom you hold the ETNs to deliver a redemption notice to the Calculation Agent by no later than 9:00 a.m., New York City time, on a business day. The amount payable upon early redemption cannot be determined until the applicable Valuation Date, and as such you will not know the amount payable upon early redemption for the ETNs at the time you make an irrevocable election to redeem the ETNs. The amount payable upon early redemption for the ETNs on the applicable Valuation Date may be substantially less than it would have been on the prior day and may be zero. You will bear the risk that your ETNs will decline in value between the time of your exercise and the time at which the amount payable is determined.

The Accrued Fees and any Settlement Fee will reduce amounts payable on the ETNs.

The Closing Indicative ETN Value is the value of the ETNs that is referenced in calculating any payment at maturity or upon acceleration or early redemption. On each date of determination, the calculation of the Closing Indicative ETN Value reflects the deduction of the Accrued Fees, which consist of:

•	the Accrued Investor Fee, which accrues on a daily basis at a rate of 0.78% per annum, applied to the Closing Indicative ETN Value as of the immediately preceding trading day;

•	the Accrued Financing Fee, which is intended to compensate the Issuer for providing investors leveraged participation in movements in the Closing Index Level and is intended to approximate the financing fees that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the ETNs. The Accrued Financing Fee accrues on a daily basis at a rate equal to 1.18% plus 3-month U.S. dollar LIBOR, applied to 2 times the Closing Indicative ETN Value as of the immediately preceding Rebalancing Day; and

•	the Loss Rebalancing Fee, which is applied only upon the occurrence of a Loss Rebalancing Event and is an amount equal to 0.05% of the Loss Rebalancing Amount, an amount that reflects the change in the Closing Indicative ETN Value from the immediately preceding Rebalancing Day to the relevant Loss Rebalancing Day.

In addition, any payment at maturity or upon early redemption will reflect the deduction of the Settlement Fee of up to 0.15% of the Long Index Exposure on the relevant date.

The deduction of the Accrued Fees in the calculation of the Closing Indicative ETN Value and the deduction of the Settlement Fee in the calculation of any payment at maturity or upon early redemption will reduce amounts payable on the ETNs. Accordingly, the Index will need to increase sufficiently from the time you purchased your ETNs to compensate for these deductions in order for the value of or payment on your ETNs at any later time to be at least what you paid for them.

The Accrued Financing Fee may be greater than financing costs that you would incur if you borrowed funds from a third party.

The Accrued Financing Fee seeks to compensate the Issuer for providing investors leveraged participation in movements in the Closing Index Level and is intended to approximate the financing fees that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the ETNs. However, there is no guarantee that the Accrued Financing Fee will correspond to the lowest level of financing costs that may be available to you. In particular, the Accrued Financing Fee is calculated by applying the Financing Rate to 2 times the Closing Indicative ETN Value as of the immediately preceding Rebalancing Day. Accordingly, the Accrued Financing Fee corresponds to the cost of borrowing funds to provide the entire exposure to the performance of the Index, not just the incremental cost of borrowing funds necessary to provide exposure in excess of 100% participation in the performance of the Index. If the Accrued Financing Fee is greater than the financing costs you may otherwise incur or accrue from borrowing available funds from a third party for the same time period, your return on the ETNs may be less than your return on an investment in a different instrument linked to the performance of the Index where you used funds borrowed on more favorable terms from the third party to leverage your investment in such instrument.

Increases in 3-month U.S. dollar LIBOR will adversely affect the value of, and payments on, the ETNs.

The Accrued Financing Fee accrues on a daily basis at a rate equal to 1.18% plus 3-month U.S. dollar LIBOR, applied to 2 times the Closing Indicative ETN Value as of the immediately preceding Rebalancing Day. Although many factors may affect the level of 3-month U.S. dollar LIBOR, one important factor is the monetary policy of the Federal Reserve. If the Federal Reserve raises its federal funds target rate, the level of 3-month U.S. Dollar LIBOR is very likely to rise. Although the Federal Reserve maintained the federal funds target rate at relatively low levels in recent years, the Federal Reserve has begun to raise the federal funds target rate and may do so further at any time and, as a result, 3-month U.S. dollar LIBOR may rise, perhaps significantly. In the period since January 1, 2006, 3-month U.S. dollar LIBOR has been as high as 5.725% per annum. The level of 3-month U.S. dollar LIBOR may return to or exceed that level in the future. If the Federal Reserve raises interest rates (specifically, its federal funds target rate), or if 3-month U.S. dollar LIBOR rises for any other reason, the negative effect of the Accrued Financing Fee will increase and the value of, and any payments on, the ETNs will be adversely affected.

Uncertainty about the future of LIBOR may affect 3-month U.S. dollar LIBOR and therefore the return on the ETNs.

On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the LIBOR administrator. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR and it is impossible to predict the effect of any such alternatives on the value of the ETNs. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may affect 3-month U.S. dollar LIBOR during the term of the notes and your return on the ETNs.

3-month U.S. dollar LIBOR may be calculated based on bank quotations or by reference to 3-month U.S. dollar LIBOR on an earlier date.

If, on a given date, 3-month U.S. dollar LIBOR cannot be determined by reference to Reuters page “LIBOR01” (or any successor page), then 3-month U.S. dollar LIBOR for that date will be determined based on quotations from banks obtained by the Calculation Agent, as described under “Description of the ETNs—The Closing Index Level, the Intraday Index Level and 3-Month U.S. dollar LIBOR” in this pricing supplement. 3-month U.S. dollar LIBOR determined in this manner may be different from the rate that would have been published on the applicable Reuters page and may be different from other published levels, or other estimated levels, of 3-month U.S. dollar LIBOR. if banks are unwilling to provide quotations for the calculation of 3-month U.S. dollar LIBOR for a relevant date as set forth under “Description of the ETNs—The Closing Index Level, the Intraday Index Level and 3-Month U.S. dollar LIBOR” in this pricing supplement, the final fallback will result in the 3-month U.S. dollar LIBOR rate being 3-month U.S. dollar LIBOR in effect as of 11:00 am (New York City time) on the immediately preceding London business day. If this persists for an extended period of time, possibly for the remaining term of the ETNs, 3-month U.S. dollar LIBOR as calculated for purposes of the notes will effectively become fixed.

The market value of the ETNs may be influenced by many unpredictable factors.

The market value of your ETNs may fluctuate significantly. We expect that generally the performance of the Index will affect the market value of the ETNs linked to the Index more than any other factor. Several other factors, many of which are beyond our control, will influence the market value of the ETNs. Factors that may influence the market value of the ETNs include:

•	supply and demand for the ETNs, including inventory positions with CGMI or any market-maker;

•	the Accrued Fees; and

•	the actual or perceived creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

The historical performance of the Index is not an indication of its future performance.

The historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the ETNs. Changes in the level of the Index will affect any payments made under, and the value of, the ETNs, but it is impossible to predict whether the level Index will rise or fall.

We and CGMI are under no obligation to issue or sell additional ETNs at any time, and if we and CGMI do sell additional ETNs, we or CGMI may limit or restrict such sales, and we or CGMI may stop and subsequently resume selling additional ETNs at any time.

In our sole discretion, we may decide to issue and sell additional ETNs from time to time to CGMI, and in CGMI’s sole discretion, it may decide to sell additional ETNs to investors or to dealers. However, we and CGMI are under no obligation to issue or sell additional ETNs at any time, and if we and CGMI do issue and sell additional ETNs, we or CGMI may limit or restrict such sales, and we or CGMI may stop and subsequently resume selling additional ETNs at any time. If we and CGMI start selling additional ETNs, we or CGMI may stop selling additional ETNs for any reason, which could materially and adversely affect the price and liquidity of the ETNs in the secondary market. Furthermore, the stated principal amount of the ETNs stated at the top of the cover page of this pricing supplement is the maximum amount of the ETNs that we have currently authorized for issuance. Although we have the right to increase the authorized amount of the ETNs at any time, it is our current intention not to issue more than the current maximum authorized amount of the ETNs, even if there is substantial market demand for additional ETNs. We may also reduce the maximum authorized amount of the ETNs at any time and have no obligation to issue up to the maximum authorized amount.

Unless we indicate otherwise, if we or CGMI suspend selling additional ETNs, we and CGMI reserve the right to resume selling additional ETNs at any time, which might result in the reduction or elimination of any premium in the trading price that may have developed. Before trading in the secondary market, you should compare the Closing Indicative ETN Value and Intraday Indicative ETN Value with the then-prevailing trading price of the ETNs. Any premium may be reduced or eliminated at any time.

Suspension of additional issuances of the ETNs can also result in a significant reduction in the number of outstanding ETNs, if investors subsequently exercise their right to have the ETNs redeemed by us. If the total number of outstanding ETNs has fallen to a level that is close to or below the minimum redemption amount, you may not be able to purchase enough ETNs to meet the minimum size requirement in order to exercise your early redemption right. The unavailability of the early redemption right can result in the ETNs trading in the secondary market at discounted prices below the Intraday Indicative ETN Value. Having to sell your ETNs at a discounted sale price below the Intraday Indicative ETN Value could lead to significant losses. Prior to making an investment in the ETNs, you should take into account whether or not the trading price is tracking the Intraday Indicative ETN Value.

Any limitation or suspension on the issuance or sale of the ETNs may impact the trading price of the ETNs, including by creating a premium over the indicative value of the ETNs that may be reduced or eliminated at any time.

Because our obligations under the ETNs are hedged through one or more of our affiliates, increases in the number of ETNs outstanding create corresponding increases in our exposure to the securities included in the Index. In order to manage the risk of this exposure, we may impose a limitation or suspension on the number of ETNs to be issued. Any limitation or suspension on the issuance of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over the indicative value of the ETNs. In addition, any decrease in the supply of the ETNs due to any limitation or suspension on issuance may cause the ETNs to appear on NYSE Arca’s “threshold securities list,” indicating repeated delivery failure (which may be a sign of supply shortage) and requiring an actual borrowing of or a bona fide arrangement to borrow the ETNs in connection with a short sale. If arbitrageurs are unable to locate ETNs to sell short, the ETNs may trade at a premium, which may be significant, in relation to their indicative value.

Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event the investor sells such ETNs at a time when such premium is no longer present in the marketplace or such ETNs are accelerated, including at our option, which we have the discretion to do at any time. If we accelerate the ETNs at our option, investors will receive a cash payment based on the Closing Indicative ETN Value, which will not include any premium. Investors should consult their financial advisors before purchasing or selling the ETNs, especially ETNs trading at a premium over their indicative value.

The liquidity of the market for the ETNs may vary materially over time.

We will sell a portion of the ETNs on the Original Issue Date, all of which will initially be held by CGMI or its affiliates. CGMI may sell ETNs to investors or to dealers from time to time. We cannot predict how much investor demand there will be for the ETNs. The number of ETNs outstanding could be reduced at any time due to early redemptions of the ETNs as described in this pricing supplement or due to repurchases of the ETNs by our affiliates in the secondary market. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to offer your ETNs for early redemption by us prior to maturity, such early redemption is subject to restrictive conditions and procedures described elsewhere in this pricing supplement, including the condition that you must offer at least the applicable minimum redemption amount to us at one time.

There may not be an active trading market for your ETNs.

There is no assurance that a trading market for the offered ETNs will develop or, if one develops, continue. Even if there is a secondary market for your ETNs, it may not be sufficiently liquid to enable you to sell your ETNs readily and you may suffer substantial losses and/or sell your ETNs at prices substantially less than their Intraday

Indicative ETN Value or Closing Indicative ETN Value, including being unable to sell them at all or only for a price of zero in the secondary market.

No assurance can be given as to the continuation of the listing for the life of the offered ETNs, or the liquidity or trading market for the offered ETNs. Although the title of the ETNs includes the words “exchange-traded notes,” we are not required to maintain any listing of your ETNs on the NYSE Arca and the liquidity of the market for the ETNs could vary materially over the term of the ETNs. The ETNs may cease to be listed on the NYSE Arca or any other exchange because they cease to meet the listing requirements of the exchange or because we elect in our sole discretion to discontinue the listing of the ETNs on any exchange. We may elect to discontinue the listing of the ETNs at any time and for any reason, including in connection with a decision to discontinue further issuances and sales of the ETNs. If the ETNs cease to be listed on the NYSE Arca or any other exchange, the liquidity of the ETNs is likely to be significantly adversely affected and the ETNs may trade at a significant discount to their indicative value. If the ETNs cease to be listed on an exchange, their title will nevertheless continue to include the words “exchange-traded notes.”

The exchange may halt trading in the ETNs or may limit the extent to which trading prices may change within specified time periods, which in either case would adversely impact investors’ ability to sell the ETNs.

Trading in the ETNs may be halted due to market conditions or, in light of the exchange’s rules and procedures, for reasons that, in the view of the exchange, make trading in the ETNs inadvisable. General exchange trading is subject to trading halts caused by extraordinary market volatility pursuant to “circuit breaker” rules based on a specified decline in a market index (e.g., the S&P 500® Index). In addition, the ETNs may be subject to “limit up” and “limit down” rules or trading pause requirements that are triggered by a significant change in the trading price of those ETNs within a specified period of time. These “limit up” and “limit down” and trading pause rules, if triggered, could prevent investors from transacting at then-prevailing Intraday Indicative ETN Values or at all. If the level of the Index declines precipitously during the trading day, triggering a “limit down” mechanism or trading pause, you may be unable to sell your ETNs for some period of time, either because no trading at all is permitted or because the price that any purchaser would be willing to pay for them at the time may be significantly below the lowest price that a purchaser would be permitted to pay for them on the exchange. In that circumstance, by the time you are finally able to sell your ETNs, you may have incurred significantly greater losses than you would have incurred had you been able to sell them when you initially wanted to. Additionally, the ability to short sell ETNs may be restricted when there is a 10% or greater change from the previous day’s official closing price. Exchange rules relating to these matters are subject to change from time to time.

An investment in the ETNs is subject to risks associated with non-U.S. securities markets.

The securities included in the Index have been issued by non-U.S. companies. The ETNs involve risks associated with the securities markets in those countries where the relevant non-U.S. securities are traded, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of these countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These countries may be subjected to different and, in some cases, more adverse economic environments.

The ETNs are subject to currency exchange risk.

Because the prices of the securities included in the Index are converted into U.S. dollars for the purposes of calculating the level of the Index, investors in the ETNs will be exposed to currency exchange rate risk with respect to each of the currencies in which the securities included in the Index trade. An investor’s net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of those shares denominated in each applicable currency. If, taking into account the weighting, the U.S. dollar strengthens in value relative to those currencies, the level of the Index will be adversely affected.

Currency exchange rates vary over time, and may vary considerably during the term of the ETNs. The value of each applicable currency relative to the U.S. dollar is, at any time, a result of supply and demand for those currencies. Changes in currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in a relevant country, and economic and political developments in other countries. Currency exchange rates can also be affected by actions of sovereign governments.

Of particular importance to potential currency exchange risk are:

•	the overall growth and performance of the economies of the relevant countries;

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments in the relevant countries and between each relevant country and its major trading partners;

•	the extent of governmental surplus or deficit in the relevant countries;

•	the amount of national debt in the relevant countries;

•	global or regional economic or financial events;

•	sovereign actions that set or restrict currency conversion or otherwise affect currency markets;

•	the monetary policies and other related activities of central banks in the United States and relevant foreign markets; and

•	the stability of the governments and banking systems of the relevant countries.

These factors interrelate in complex ways, and the effect of one factor on any currency exchange rate may offset or enhance the effect of another factor. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the relevant countries and those of other countries important to international trade and finance.

Currency exchange risks can be expected to heighten in periods of financial turmoil.

In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others, with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world have made and may be expected to continue to make very significant interventions in their economies, and sometimes directly in the currencies. Such interventions affect currency exchange rates globally. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material effect on the levels of the Index and consequently the value of the ETNs.

The level of the Index may be affected by our or our affiliates’ hedging and other trading activities.

We expect to hedge our obligations under the ETNs through certain affiliated or unaffiliated counterparties, who may take positions directly in the Index or the securities included in the Index, and adjust the hedge by, among other things, purchasing or selling any of the foregoing, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, perhaps on or before a Valuation Date.

We, our affiliates, or third parties with whom we transact may also enter into, adjust and unwind hedging transactions relating to other securities whose returns are linked to the Index.

Any of these hedging activities may adversely affect the level of the Index—directly or indirectly by affecting the price of the securities included in the Index or listed or over-the-counter options, futures contracts, swaps or other derivative instruments relating to the Index or the securities included in the Index—and therefore, the market value of the ETNs and the amount we will pay on the ETNs at maturity or upon acceleration or early redemption. It is possible that we, our affiliates or third parties with whom we transact could receive substantial returns with respect to these hedging activities while the value of the ETNs declines or becomes zero. Any profit in connection with such hedging activities will be in addition to any other compensation that our affiliates receive for the sale of the ETNs, which may create an additional incentive to sell the ETNs to you.

CGMI and other of our affiliates may also trade the Index and the securities included in the Index on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the level of the Index and, therefore, adversely affect the performance of the ETNs.

We and our affiliates may have economic interests that are adverse to those of the holders of the ETNs as a result of our affiliates’ business activities.

Our affiliates may currently or from time to time engage in business with the issuers of the securities included in the Index (each, a “relevant issuer”). These activities may include extending loans to, making equity investments in or providing advisory services to a relevant issuer, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about a relevant issuer and we will not disclose any such information to you. Any prospective purchaser of the ETNs should undertake an independent investigation of any relevant issuer as in its judgment is appropriate to make an informed decision with respect to an investment in the ETNs. We do not make any representation or warranty to any purchaser of the ETNs with respect to any matters whatsoever relating to our affiliates’ business with any relevant issuer.

If any of our affiliates is or becomes a creditor of a relevant issuer or otherwise enters into any transaction with a relevant issuer in the course of its business, such affiliate may exercise remedies against that issuer without regard to the impact on your interests as a holder of the ETNs.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for issuances of other securities or financial instruments with returns linked or related to changes in the level of the Index. To the extent that we or one of our affiliates does so, our or their interests with respect to these products may be adverse to those of the holders of the ETNs. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the ETNs.

There may be conflicts of interest between you and us and the Calculation Agent.

Our affiliate, CGMI, will act as the Calculation Agent. The Calculation Agent will, in its good faith and commercially reasonable judgment, make all calculations and determinations regarding the amount payable in respect of the ETNs at maturity, upon redemption or upon acceleration and any other calculations or determinations to be made by the Calculation Agent as specified herein. Any determinations made by the Calculation Agent may be adverse to you.

As noted above, our affiliates or third parties with whom we transact may engage in trading activities related to the Index and the securities included in the Index or other derivative instruments relating to the Index or the securities included in the Index. These trading activities may present a conflict between your interest in the ETNs and the interests our affiliates or third parties with whom we transact will have in proprietary accounts, in facilitating transactions, including block trades, for customers and in accounts under management. These trading activities, if they influence the levels of the Index, could be adverse to your interests as a beneficial owner of the ETNs.

Our affiliates or third parties with whom we transact, the Calculation Agent and their affiliates may have published, and in the future may publish, research reports with respect to the securities included in the Index and with respect to the Index. Any of these activities by our affiliates or third parties with whom we transact, the Calculation Agent or any of their affiliates may affect the levels of the Index and, therefore, the market value of the ETNs and the amount we will pay on the ETNs at maturity or upon acceleration or early redemption.

The Calculation Agent may be required to exercise discretion in determining the amount payable to you on the ETNs in the event of a Market Disruption Event.

If a Market Disruption Event occurs on a date that is scheduled to be a Rebalancing Day or Valuation Date and continues through the last date to which such date may be postponed (as described under “Description of the ETNs—Consequences of a Market Disruption Event; Postponement of a Determination Date”), the Calculation Agent will determine the Closing Index Level using its good faith estimate of the value of any security included in the Index as to which an event giving rise to the Market Disruption Event has occurred or, if available, using the Closing Index Level on such day as published by the Index Sponsor. Because CGMI is an affiliate of ours, CGMI’s interests in making these determinations may be adverse to those of holders of the ETNs. CGMI has no obligation to take your interests into account in making these determinations.

We have no affiliation with the Index Sponsor and are not responsible for its public disclosures.

We are not affiliated with the Index Sponsor, and the Index Sponsor will not be involved in any of our offerings of the ETNs in any way. Consequently, we have no control over the actions of the Index Sponsor, including any actions that could adversely affect the level of the Index. The Index Sponsor has no obligation to consider your interests as an investor in the ETNs in taking any such actions. None of the money you pay for the ETNs will go to the Index Sponsor.

In addition, as we are not affiliated with the Index Sponsor, we do not assume any responsibility for the accuracy or adequacy of any information about the Index Sponsor contained in the public disclosures of the Index Sponsor. We have made no “due diligence” or other investigation into the Index Sponsor in connection with the offering of the ETNs. As an investor in the securities, you should make your own investigation into the Index and the Index Sponsor.

Adjustments to the Index could adversely affect the value of the ETNs.

The Index Sponsor may add, delete or substitute the securities that constitute the Index or make other methodological changes that could affect the level of the Index. Moreover, the Index Sponsor may discontinue or suspend calculation or publication of the Index at any time. If the Index is (i) not calculated and announced by the Index Sponsor but is calculated and announced by a successor publisher acceptable to the Calculation Agent or (ii) replaced by a successor index that the Calculation Agent determines, in its sole discretion, uses the same or a substantially similar formula for and method of calculation as used in the calculation of the Index, in each case the Calculation Agent may deem that index to be the Index for all purposes for the ETNs. The Calculation Agent is not precluded from considering indices that are calculated and published by the Calculation Agent or any of its affiliates. Any such replacement of the Index with the substitute index will affect the amount you will receive at maturity, upon redemption or upon acceleration and will result in the ETNs having a value different (higher or lower) from the value they would have had if there had been no such replacement.

The Calculation Agent may perform its own calculation of the level of the Index if it is discontinued or if the Index Sponsor announces that it will make a material change in the formula for or the method of calculating the Index or in any other way materially modifies the Index.

The Calculation Agent may perform its own calculation of the level of the Index if its determine that the publication of the Index is discontinued and there is no successor index. In that case, the Calculation Agent will determine the level of the discontinued Index using a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index. Furthermore, if the Index Sponsor announces that it will make a material change in the formula for or the method of calculating the Index or in any other way materially modifies the Index, then the Calculation Agent will calculate the level of the Index on each subsequent date of determination in accordance with the formula for and method of calculating the Index last in effect prior to the change or cancellation, but using only those securities included in the Index immediately prior to such change or cancellation. Such level, as calculated by the Calculation Agent, will be the relevant Closing Index Level or Intraday Index Level, as applicable, for all purposes.

Any modification to the Index level or adjustment to its method of calculation will affect the Closing Indicative ETN Value, the Intraday Indicative ETN Value and any amount you will receive at maturity or upon acceleration or early redemption and will result in the ETNs having a value different (higher or lower) from the value they would have had if there had been no such modification or adjustment.

You will not have any rights to any securities included in the Index.

As an owner of the ETNs, you will not have rights to any securities included in the Index. The ETNs are unsecured debt obligations of Citigroup Global Markets Holdings Inc., guaranteed by Citigroup Inc., and you will have no right to receive delivery of any securities included in the Index in the event that Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their payment obligations.

The ETNs do not provide for interest payments.

Unlike conventional debt securities, the ETNs do not provide for interest payments. You should not invest in the ETNs if you seek interest payments.

Investing in the ETNs is not equivalent to investing in the Index or the securities included in the Index.

Investing in the ETNs is not equivalent to investing in the Index or the securities included in the Index. Investors in the ETNs will not have voting rights with respect to any securities included in the Index.

The U.S. federal tax consequences of an investment in the ETNs are uncertain.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the ETNs, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the ETNs are uncertain, and the IRS or a court might not agree with the treatment of the ETNs as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the ETNs, the tax consequences of ownership and disposition of the ETNs might be materially and adversely affected. Moreover, even if the ETNs are treated as prepaid forward contracts, certain possible taxable events could cause a holder to recognize gain on the ETNs prior to maturity or earlier disposition. As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department (“Treasury”) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the ETNs. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect. You should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations.” You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the ETNs, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. Holders may be subject to withholding tax under Section 871(m) in respect of the ETNs.

Section 871(m) of the Internal Revenue Code of 1986 (the “Code”) requires withholding in respect of “dividend equivalents” paid or deemed paid to non-U.S. persons with respect to certain financial instruments. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (“Qualified Indices”). The Index should be a Qualified Index for 2018 and, therefore, ETNs with a “calculation time” (generally, the time of pricing) in 2018 should not be subject to withholding under Section 871(m). However, this determination is required to be made annually, and therefore the treatment of ETNs with a calculation time in a year after 2018 will generally depend on the status of the Index as a Qualified Index as of the beginning of the relevant year. Moreover, our determination regarding Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts in respect of any withholding taxes. You should consult your tax adviser about the possible application of Section 871(m) in your circumstances.

DESCRIPTION OF THE Index

All information contained in this pricing supplement regarding the STOXX Europe 50® USD (Gross Return) Index (the “Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, STOXX Limited (“STOXX” or the “Index Sponsor”). The Index is calculated, maintained and published by STOXX. STOXX has no obligation to continue to publish, and may discontinue publication of, the Index.

The Index is composed of 50 European blue-chip companies derived from the STOXX Europe 600 Index (the “Parent Index”), which is further subdivided into 19 supersector indices (the “Supersector Indices”). The Parent Index contains the 600 largest stocks traded on the major exchanges of 17 European countries: Austria, Belgium, Czech Republic, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom. Stocks are organized into the following 19 Supersector Indices according to the ICB industry classification: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure; and utilities.

The index level is reported by the Index Sponsor on Bloomberg page “SX5PGV <Index>”. Publication of the Index was introduced on March 27, 2012, with a base value of 1,000 as of December 29, 2000.

Composition of the Index

The component securities of the Index are selection as follows:

Step 1: For each of the 19 Supersector Indices, the component securities are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding Supersector Index. If the next highest ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current component securities of the Index are then added to the selection list.

Step 2: All the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final selection list.

Step 3: The largest 40 stocks on the selection list are selected as component securities of the Index. The remaining 10 component securities are selected from the largest remaining current component securities ranked between 41 and 60; if the number of component securities selected is still below 50, then the largest remaining stocks on the selection list are selected until there are 50 component securities.

Each component securities’ weight is capped at 10% of the Index’s total free-float market capitalization. The weighting cap factors are published on Wednesday two trading days prior to quarterly review implementation using Tuesday’s closing prices. Free-float weights are reviewed quarterly and the component securities are reviewed annually in September. The review cut-off date is the last trading day of August.

Index Calculation

The Index is a gross return index whose index level reflects gross dividends, meaning that it measures the market performance in terms of both price performance and income from dividend payments. The amount of any dividends is fully reinvested in the Index as a “gross” amount, without any deduction for withholding taxes.

The Index is calculated using the “Laspeyres formula,” which measures price changes against a fixed base quantity weight. The Index is weighted by free-float market capitalization. The Index has an index divisor, which is adjusted to maintain the continuity of the Index’s value across changes due to corporate actions such as the occurrence of stock splits and the stock repurchase by the issuer.

Because the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the level of the Index, the Index will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade.

License Agreement

STOXX and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the Index, which is owned and published by STOXX, in connection with certain financial instruments, including the ETNs.

The ETNs are not sponsored, endorsed, sold or promoted by STOXX or its licensors. STOXX and its licensors have no relationship to CGMI or its affiliates, other than the licensing of the Index and the related trademarks for use in connection with the ETNs. STOXX and its licensors make no recommendation that any person invest in the ETNs or any other securities. STOXX and its licensors have no responsibility or liability for or make any decisions about the timing, amount or pricing of the ETNs. STOXX and its licensors do not consider the needs of Citigroup Inc. or its affiliates or the holders of the ETNs in determining, composing or calculating the Index or have any obligation to do so. STOXX and its licensors have no responsibility or liability for the administration, management or marketing of the ETNs.

STOXX and its licensors will not have any liability in connection with the ETNs. Specifically,

•	STOXX and its licensors do not make any warranty, express or implied and disclaim any and all warranty about (i) the results to be obtained by the ETNs, the owner of the ETNs or any other person in connection with the use of the Index and the data included in the Index; (ii) the accuracy or completeness of the Index and its data; or (iii) the merchantability and the fitness for a particular purpose or use of the Index and its data;

•	STOXX and its licensors will have no liability for any errors, omissions or interruptions in the Index or its data; and

•	Under no circumstances will STOXX or its licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its licensors knows that they might occur.

The licensing agreement between Citigroup Global Markets Inc. and STOXX is solely for their benefit and not for the benefit of the owners of the ETNs or any other third parties.

DESCRIPTION OF THE ETNs

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the ETNs. The description in this pricing supplement of the particular terms of the ETNs supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for April 7, 2017 on the SEC website):

▪	Prospectus Supplement and Prospectus each dated April 7, 2017: https://www.sec.gov/Archives/edgar/data/831001/000119312517116348/d370918d424b2.htm

General

The ETNs are part of a series of unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and designated as its Medium-Term Senior Notes, Series N. Any payments due on the ETNs are fully and unconditionally guaranteed by Citigroup Inc. The ETNs will constitute part of the senior debt of Citigroup Global Markets Holdings Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings Inc. The guarantee of payments due on the ETNs will constitute part of the senior debt of Citigroup Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Unlike conventional debt securities, the ETNs do not pay interest and do not repay a fixed amount of principal at maturity or upon acceleration or early redemption. Instead, the ETNs offer a payment at maturity or upon acceleration or early redemption based on the 2 times leveraged performance, compounded at least quarterly, of the Index, less the Accrued Fees and, in the case of a payment at maturity or upon early redemption, the Settlement Fee, each as described below. Any payment on the ETNs is subject to our and Citigroup Inc.’s ability to pay our respective obligations as they become due. You may not receive any payment due under the ETNs if we and Citigroup Inc. default on our obligations.

The ETNs will mature on March 22, 2028 (the “Maturity Date”). We have the right to accelerate the ETNs at any time during their term after March 19, 2019 following notice of exercise of our optional acceleration right. The ETNs are also subject to automatic acceleration upon the occurrence of an Automatic Acceleration Event, as described below. You will have the option at any time to require us to redeem your ETNs, subject to a minimum redemption amount of 12,500 ETNs and the notice and other requirements described below.

You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the ETNs in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the ETNs by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ETNs through the accounts those systems maintain with DTC. You should refer to the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

The “Inception Date” for the ETNs is March 19, 2018.

The “Original Issue Date” for the ETNs is March 22, 2018.

The applicable “Valuation Date” will be:

•	in the case of the payment at maturity, March 15, 2028;

•	in the case of an automatic acceleration, the trading day immediately following the day on which the Automatic Acceleration Event occurs;

•	in the case of an optional acceleration, the date specified in our notice of optional acceleration; and

•	in the case of an early repurchase, the trading day immediately following a business day on which your redemption notice (described below) is received by the Calculation Agent prior to 9:00 a.m., New York City time, in each case, subject to postponement as described under “—Consequences of a Market Disruption Event; Postponement of a Determination Date” below.

The applicable “Payment Date” will be:

•	in the case of the payment at maturity, the Maturity Date; and

•	in the case of an acceleration or early redemption, the third business day following the applicable Valuation Date.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the ETNs and of the senior debt indenture under which the ETNs will be issued.

Interest

The ETNs do not pay any interest.

Denomination

The denomination and stated principal amount of each ETN is $100.00. The stated principal amount of each ETN is used to define one unit of each ETN and will not change over the term of the ETNs (except as a result of a split or reverse split). The stated principal amount is not an indication of the value of or amount that will be payable on any ETN at any time. We may implement a split or reverse split of the ETNs at any time. We will determine the ratio of such split or reverse split, as applicable, using relevant market indicia. See “—Split or Reverse Split of the ETNs” below.

Payment at Maturity

The ETNs will mature on the Maturity Date. If the originally scheduled Maturity Date is not a business day, the Maturity Date will be the next following business day. In the event that payment at maturity on the ETNs is deferred beyond the originally scheduled Maturity Date, penalty interest will not accrue or be payable with respect to that deferred payment.

Unless earlier redeemed or accelerated, on the Maturity Date you will receive a cash payment per ETN in an amount equal to:

•	the Closing Indicative ETN Value on the applicable Valuation Date, minus

•	the Settlement Fee on the applicable Valuation Date,

provided that the payment at maturity will not be less than $0. Any payment on the ETNs is subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

A “trading day” means any business day on which the Index Sponsor publishes the level of the Index and NYSE Arca is open for trading during its regular trading session, notwithstanding NYSE Arca closing prior to its Scheduled Closing Time (as defined below).

A “business day” means any day that is not (a) a Saturday or Sunday or (b) a day on which banking institutions generally are authorized or obligated by law or executive order to close in New York.

Closing Indicative ETN Value

The “Closing Indicative ETN Value” on the Inception Date equals $100.00. The Closing Indicative ETN Value on any subsequent date of determination will equal:

•	the Closing Indicative ETN Value on the immediately preceding Rebalancing Day times the Leveraged Index Factor on that date of determination, minus

•	the Accrued Fees on that date of determination,

provided that the Closing Indicative ETN Value will never be less than zero. The Closing Indicative ETN Value will be rounded to 4 decimal places. If the ETNs undergo a split or reverse split, the Closing Indicative ETN Value will be adjusted accordingly.

The Closing Indicative ETN Value is not the closing price or any trading price of the ETNs in the secondary market, and the trading price of ETNs at any time may vary significantly from this value.

The “Leveraged Index Factor” on any date of determination will equal:

1 + (2 × Index Return)

The “Index Return” on the Inception Date equals 0. The Index Return on any subsequent date of determination will equal:

Index Valuation Level – Rebalancing Index Level

Rebalancing Index Level

The Index Return will be rounded to 8 decimal places.

The “Index Valuation Level” with respect to any date of determination will equal the Closing Index Level on that date of determination.

The “Rebalancing Index Level” with respect to any date of determination will equal the Closing Index Level on the immediately preceding Rebalancing Day.

The “Accrued Fees” on any date of determination will equal the sum of:

•	the Accrued Investor Fee on that date of determination;

•	the Accrued Financing Fee on that date of determination; and

•	any Loss Rebalancing Fee on the immediately preceding Rebalancing Day.

See “—The Accrued Fees and the Settlement Fee” below.

Each of the following is a “Rebalancing Day” if it occurs before the applicable Valuation Date for the payment at maturity or upon acceleration:

•	the Inception Date;

•	the first trading day occurring on or after the first calendar day of each calendar quarter from and including April 1, 2018 to and including January 1, 2028; and

•	the first trading day after any day on which a Loss Rebalancing Event occurs (a “Loss Rebalancing Day”),

in each case, subject to postponement as described under “—Consequences of a Market Disruption Event; Postponement of a Determination Date” below.

The leveraged exposure to the Index is reset to 2 on each Rebalancing Day. Due to the compounding effect associated with a reset of the leveraged exposure to the Index, (i) if the Closing Indicative ETN Value increases from one Rebalancing Day to the next, any subsequent decrease in the Closing Index Level will result in a larger decrease in the Closing Indicative ETN Value than if the current Closing Indicative ETN Value had remained constant and (ii) if the Closing Indicative ETN Value decreases from one Rebalancing Day to the next, any subsequent increase in the Closing Index Level will result in a smaller increase in the Closing Indicative ETN Value than if the current Closing Indicative ETN Value had remained constant. In addition, due to compounding, the ETNs’ performance over periods other than from one Rebalancing Date to the next can differ significantly from the 2 times leveraged performance of the Index during the same period of time.

A “Loss Rebalancing Event” will occur if (i) the Closing Index Level on any day is less than or equal to 80% of the Rebalancing Index Level as of that day and (ii) no Rebalancing Day or Automatic Acceleration Event has occurred on that day. The Loss Rebalancing Fee will be deducted in connection with each Loss Rebalancing Event, even if the relevant Loss Rebalancing Day falls on a regularly scheduled quarterly Rebalancing Day.

Because a Loss Rebalancing Event will occur only if the Closing Index Level has declined by more than 20% from the immediately preceding Rebalancing Day, upon the occurrence of a Loss Rebalancing Event, the Closing Indicative ETN Value on the associated Loss Rebalancing Day will generally be lower than the Closing Indicative ETN Value on the immediately preceding Rebalancing Day. Accordingly, any increase in the Closing Index Level following a Loss Rebalancing Day will generally result in a smaller increase in the Closing Indicative ETN Value than if no Loss Rebalancing Event had occurred.

Intraday Indicative ETN Value

The Intraday Indicative ETN Value is meant to approximate the intrinsic economic value per ETN, and will be calculated and published by an entity appointed by the Calculation Agent (currently, ICE Data Indices, LLC) every 15 seconds on each trading day during regular trading hours on the NYSE Arca so long as no Market Disruption Event has occurred and is continuing.

The “Intraday Indicative ETN Value” on at any time any subsequent date of determination will equal:

•	the Closing Indicative ETN Value on the immediately preceding Rebalancing Day times the Leveraged Index Factor on that date of determination, where the Index Valuation Level used to determine the Leveraged Index Factor is equal to the Intraday Index Level at that time, minus

•	the Accrued Fees on the immediately preceding trading day,

provided that the Closing Indicative ETN Value will never be less than zero.

The Intraday Indicative ETN Value is not a trading price of the ETNs in the secondary market, and the trading price of ETNs at any time may vary significantly from this value.

The ETNs are not sponsored, endorsed, sold or marketed by ICE Data Indices, LLC, its affiliates (“ICE Data”) or their respective third party suppliers.

ICE DATA OR ITS THIRD PARTY SUPPLIERS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INTRADAY INDICATIVE ETN VALUES, THE ETNS OR ANY ETN DATA INCLUDED THEREIN. IN NO EVENT SHALL ICE DATA HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, DIRECT, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Accrued Fees and the Settlement Fee

The “Accrued Investor Fee” with respect to any date of determination is an amount equal to the aggregate of, for each trading day from, but excluding, the immediately preceding Rebalancing Day to, and including, that date of determination, the product of:

•	the investor fee of 0.78% per annum;

•	the Closing Indicative ETN Value as of the immediately preceding trading day; and

•	the day count fraction,

where the “day count fraction” is equal to (a) the total number of calendar days from, but excluding, the immediately preceding trading day to, and including, that date of determination, divided by (b) 360.

The “Accrued Financing Fee” with respect to any date of determination is an amount equal to the product of:

•	the Financing Rate as of the immediately preceding Rebalancing Day;

•	2 times the Closing Indicative ETN Value as of the immediately preceding Rebalancing Day; and

•	the day count fraction,

where the “day count fraction” is equal to (a) the total number of calendar days from, but excluding, the immediately preceding Rebalancing Day to, and including, that date of determination, divided by (b) 360.

The Accrued Financing Fee is intended to compensate the Issuer for providing investors leveraged participation in movements in the Closing Index Level and is intended to approximate the financing fees that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the ETNs. This cost accrues on a daily basis.

The “Financing Rate” with respect to any date of determination will equal the sum of (a) the financing spread of 1.18% and (b) 3-month U.S. dollar LIBOR on the day that is two London business days prior to that date of determination.

The “Loss Rebalancing Fee” with respect to any Loss Rebalancing Day is an amount equal to 0.05% of the Rebalancing Amount on that Rebalancing Day. The Loss Rebalancing Fee with respect to any other date of determination will be $0.

The “Loss Rebalancing Amount” on any Loss Rebalancing Day is an amount equal to the absolute value of:

•	the Closing Indicative ETN Value on that Rebalancing Day, minus

•	the Closing Indicative ETN Value as of the immediately preceding Rebalancing Day.

The Loss Rebalancing Amount will not be negative.

The “Settlement Fee” on any date of determination is an amount equal to up to 0.15% of the Long Index Exposure on that date of determination.

The “Long Index Exposure” on any Rebalancing Day is equal to 2 times the Closing Indicative ETN Value on that Rebalancing Day. The Long Index Exposure on any other date of determination is equal to:

•	2 times the Closing Indicative ETN Value as of the immediately preceding Rebalancing Day times

•	1 plus the Index Return on that date of determination.

A “London business day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Automatic Acceleration

The ETNs will be automatically accelerated if an Automatic Acceleration Event occurs on any day (an “automatic acceleration”). Upon an automatic acceleration, you will receive on the applicable Payment Date a cash payment per ETN in an amount equal to the Closing Indicative ETN Value on the applicable Valuation Date. If we have provided notice of an optional acceleration but an Automatic Acceleration Event occurs prior to the applicable Valuation Date for that optional acceleration, our notice of optional acceleration will be deemed to be void, and the ETNs will be automatically accelerated. Any payment on the ETNs is subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

An “Automatic Acceleration Event” will occur if the Intraday Index Level at any time on any day is less than or equal to 70% of the Rebalancing Index Level as of that day.

Acceleration at Our Option

We will have the right to accelerate the ETNs in whole but not in part on any business day occurring on or after March 19, 2019 (an “optional acceleration”). Upon an optional acceleration, you will receive on the applicable Payment Date a cash payment per ETN in an amount equal to the Closing Indicative ETN Value on the applicable Valuation Date. We will give you notice of any optional acceleration at least 10 calendar days before the applicable Valuation Date. Any payment on the ETNs is subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Any ETNs accelerated in an optional acceleration will be cancelled on the applicable Payment Date. Consequently, as of that Payment Date, the ETNs will no longer be considered outstanding.

Payment Upon Early Redemption

Prior to maturity or acceleration, you may, subject to certain restrictions described below, offer at least the applicable minimum number of the ETNs to us for redemption. If you elect to offer the ETNs for redemption, and the requirements for acceptance by us are met, you will receive on the applicable Payment Date a cash payment per ETN in an amount equal to:

•	the Closing Indicative ETN Value on the applicable Valuation Date, minus

•	the Settlement Fee on the applicable Valuation Date,

provided that the payment upon early redemption will not be less than $0. Any payment on the ETNs is subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

You may exercise your early redemption right by causing your broker or other person with whom you hold the ETNs to deliver a Redemption Notice to the Calculation Agent. If your Redemption Notice is received by the Calculation Agent prior to 9:00 a.m., New York City time, on any business day, the immediately following trading day will be the applicable Valuation Date, subject to postponement as described under “Description of the ETNs—Consequences of a Market Disruption Event; Postponement of a Determination Date” in this pricing supplement.

You must offer for redemption at least 12,500 ETNs at one time in order to exercise your right to cause us to redeem the ETNs (the “minimum redemption amount”), except that we or CGMI, as the Calculation Agent, may from time to time reduce, in part or in whole, the minimum redemption amount. Any such reduction will be applied on a consistent basis for all holders of the ETNs at the time the reduction becomes effective. If the ETNs undergo a split or reverse split, the minimum number of ETNs needed to exercise your right to redeem will remain the same.

For an exercise of the early redemption right to be effective, the applicable Valuation Date must be before any Automatic Acceleration Event has occurred and before we have given notice of any optional acceleration. In addition, the applicable Valuation Date for an early redemption must be before the applicable Valuation Date for the payment at maturity.

Redemption Procedures

If you wish to offer the ETNs to us for redemption, your broker must follow the following procedures:

•	Deliver a notice of redemption, in substantially the form of Annex A (the “Redemption Notice”), to Calculation Agent via email or other electronic delivery as requested by the Calculation Agent. If the Calculation Agent receives your Redemption Notice no later than 9:00 a.m., New York City time, on any business day, the Calculation Agent will respond by sending your broker an acknowledgment of the Redemption Notice accepting your redemption request by 7:30 p.m., New York City time, on that business day. The Calculation Agent or its affiliate must acknowledge to your broker acceptance of the Redemption Notice (the “Confirmation”) in order for your redemption request to be effective;

•	Cause your DTC custodian to book a delivery vs. payment trade with respect to the ETNs on the applicable Valuation Date, facing Citigroup Global Markets Inc., DTC #0418, or such other DTC account as specified in the Confirmation; and

•	Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Payment Date (the third business day following the applicable Valuation Date).

You are responsible for (i) instructing or otherwise causing your broker to provide the Redemption Notice and (ii) your broker satisfying the additional requirements as set forth in the second and third bullets above in order for the redemption to be effected. Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If the Calculation Agent does not (i) receive the Redemption Notice from your broker by 9:00 a.m. on any business day and (ii) deliver an acknowledgment of such Redemption Notice to your broker accepting your redemption request by 7:30 p.m., on that business day, such notice will not be effective for such business day and the Calculation Agent will treat such Redemption Notice as if it was received on the next business day. Any redemption instructions for which the Calculation Agent receives a valid Redemption Notice in accordance with the procedures described above will be irrevocable.

When you submit your ETNs for redemption in accordance with the redemption procedures described above, CGMI may repurchase the ETNs from you at a price equal to the Closing Indicative ETN Value minus the Settlement Fee instead of our redeeming the ETNs, and if CGMI does not repurchase the ETNs, then we will redeem them. Any ETNs repurchased by CGMI may remain outstanding (and be resold by CGMI) or may be submitted to us for cancellation.

Because the amount payable upon early redemption will not be determined until after you offer your ETNs for redemption, you will not know the applicable amount payable at the time you exercise your early redemption right and will bear the risk that your ETNs will decline in value between the time of your exercise and the time at which the amount payable is determined.

The Closing Index Level, the Intraday Index Level and 3-Month U.S. dollar LIBOR

The “Closing Index Level” on any date of determination will be the closing level of the Index on such day as published by the Index Sponsor, subject to the terms described under “—Discontinuance or Material Modification of the Index” below. If the closing level is not published by the Index Sponsor on any date of determination, the Closing Index Level on that date will be the Closing Index Level as calculated by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to the failure to publish, but using only those securities included in the Index immediately prior to such failure to publish. If a Market Disruption Event (as defined below) occurs with respect to the Index on any date of determination, the Calculation Agent may, in its sole discretion, determine the Closing Index Level on such date either (x) pursuant to the immediately preceding sentence (using its good faith estimate of the value of any security included in the Index as to which an event giving rise to the Market Disruption Event has occurred) or (y) if available, using the Closing Index Level on such day as published by the Index Sponsor.

The “Intraday Index Level” at any time on any date of determination will be the level of the Index as most recently published on such date by the Index Sponsor, subject to the terms described under “—Discontinuance or Material Modification of the Index” below. If the level of the Index is not published by the Index Sponsor for more than, in the aggregate, two hours on any date of determination or a Market Disruption Event occurs with respect to the Index on any date of determination, the Calculation Agent may, in its sole discretion, determine one Intraday Index Level for the Index for the period during which the level is not published or a Market Disruption Event is continuing, and such Intraday Index Level will be the level of the Index as calculated by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to the failure to publish or the occurrence of the Market Disruption Event, as applicable, determined as of any time selected by the Calculation Agent during such period, but using only those securities included in the Index immediately prior to such failure to publish or the occurrence of the Market Disruption Event, as applicable, and, if applicable, using its good faith estimate of the value of any security included in the Index as to which an event giving rise to the Market Disruption Event has occurred. Solely for purposes of this paragraph, a Market Disruption Event will be deemed to occur with respect to the Index if, in addition to any of the events described in the definition of “Market Disruption Event” below, any of the events described in clauses (1)(a), (1)(b), (2)(a) and (2)(b) of such definition (disregarding the time period specified in such clauses) occurs for more than two hours of trading during the principal trading session of the relevant Exchange or any Related Exchange, as applicable.

3-month U.S. dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market. For any date of determination, “3-month U.S. dollar LIBOR” will equal the rate for 3-month U.S. dollar LIBOR appearing on Reuters page “LIBOR01” (or any successor page as determined by the Calculation Agent) as of 11:00 a.m. (London time) on that date.

If a rate for 3-month U.S. dollar LIBOR is not published on Reuters page “LIBOR01” (or any successor page as determined by the Calculation Agent) on any day on which the rate for 3-month U.S. dollar LIBOR is required, then the Calculation Agent will request the principal London office of each of five major reference banks in the London interbank market, selected by the Calculation Agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars in an amount that is representative of a single transaction in that market at that time (a “Representative Amount”) and for a term of three months as of 11:00 a.m. (London time) on such day. If at least two such quotations are so provided, the rate for 3-month U.S. dollar LIBOR will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Calculation Agent will request each of three major banks in New York City to provide such bank’s rate to leading European banks for loans in U.S. dollars in a Representative Amount and for a term of three months as of approximately 11:00 a.m. (New York City time) on such day. If at least two such rates are so provided, the rate for 3-month U.S. dollar LIBOR will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for 3-month U.S. dollar LIBOR will be 3-month U.S. dollar LIBOR in effect as of 11:00 a.m. (New York City time) on the immediately preceding London business day.

Consequences of a Market Disruption Event; Postponement of a Determination Date

In this pricing supplement, we refer to each Rebalancing Day and Valuation Date as a “Determination Date.”

If a Market Disruption Event occurs on any scheduled Determination Date, the Calculation Agent may, but is not required to, postpone the applicable Determination Date to the next succeeding Scheduled Trading Day on which a Market Disruption Event does not occur; provided that a Determination Date may not be postponed past the fifth Scheduled Trading Day for the Index immediately following the date that was originally scheduled to be such Determination Date or, in any event, past the Scheduled Trading Day immediately preceding the Maturity Date.

If any scheduled Determination Date is not a Scheduled Trading Day, the applicable Determination Date will be postponed to the earlier of (i) the next succeeding day that is a Scheduled Trading Day and (ii) the business day immediately preceding the Maturity Date.

If a Market Disruption Event occurs on a Determination Date and the Calculation Agent does not postpone the Determination Date, or if the Determination Date is postponed for any reason to the last date to which it may be postponed, in each case as described above, then the Closing Index Level to be determined on such date will be determined as set forth in the definition of “Closing Index Level” above.

Under the terms of the ETNs, the Calculation Agent will be required to exercise discretion in determining (i) whether a Market Disruption Event has occurred; (ii) if a Market Disruption Event occurs, whether to postpone the Determination Date as a result of the Market Disruption Event; and (iii) if a Market Disruption Event occurs on a date on which any Closing Index Level is determined and the Closing Index Level is available pursuant to the first sentence of the definition of “Closing Index Level,” whether to determine such Closing Index Level by reference to such sentence or by reference to the alternative procedure described in the definition of “Closing Index Level.” In exercising this discretion, the Calculation Agent will be required to act in good faith and using its reasonable judgment, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our ability or the ability of our hedging counterparty, which may be an affiliate of ours, to adjust or unwind all or a material portion of any hedge with respect to the ETNs.

Certain Definitions

The “Closing Time” on any day for any Exchange or Related Exchange is the Scheduled Closing Time for such Exchange or Related Exchange on such day or, if earlier, the actual closing time of such Exchange or Related Exchange on such day.

An “Exchange” means, with respect to any security included in the Index, the principal exchange or market on which trading in such security occurs.

A “Market Disruption Event” means, as determined by the Calculation Agent,

(1)	Any of the following events occurs or exists with respect to any security included in the Index, and the aggregate of all securities included in the Index with respect to which any such event occurs comprise 20% or more of the level of the Index:

(a)	any suspension of or limitation imposed on trading by the relevant Exchange or otherwise (whether by reason of movements in price exceeding limits permitted by the relevant Exchange or otherwise), which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Exchange;

(b)	any event (other than an Exchange Early Closure (as defined below)) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, such security on its relevant Exchange, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Exchange; or

(c)	the closure on any Exchange business day of the relevant Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by such relevant Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Exchange on such Exchange business day and (ii) the submission deadline for orders to be entered into the Exchange system for execution at such actual closing time (an “Exchange Early Closure”);

(2)	Any of the following events occurs or exists with respect to futures or options contracts relating to the Index:

(a)	any suspension of or limitation imposed on trading by any Related Exchange or otherwise (whether by reason of movements in price exceeding limits permitted by the Related Exchange or otherwise), which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Related Exchange;

(b)	any event (other than a Related Exchange Early Closure (as defined below)) that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Index on any Related Exchange, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Related Exchange; or

(c)	the closure on any Exchange business day of the relevant Related Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by such Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Related Exchange on such Exchange business day and (ii) the submission deadline for orders to be entered into the Related Exchange system for execution at such actual closing time (a “Related Exchange Early Closure”);

(3)	the failure of any Related Exchange to open for trading during its regular trading session; or

(4)	the failure of the Index Sponsor to publish the level of the Index.

For purposes of this definition, the relevant percentage contribution of a security included in the Index to the level of the Index will be based on a comparison of the portion of the level of the Index attributable to that security to the level of the Index, in each case using the official opening weightings as published by the Index Sponsor as part of the market “opening data.”

A “Related Exchange” for the Index means each exchange where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Index.

The “Scheduled Closing Time” on any day for any Exchange or Related Exchange is the scheduled weekday closing time of such Exchange or Related Exchange on such day, without regard to after hours or any other trading outside of the regular trading session hours.

A “Scheduled Trading Day” means, as determined by the Calculation Agent, a business day on which the Index Sponsor is scheduled to publish the level of the Index and each Related Exchange is scheduled to be open for trading for its regular trading session. Notwithstanding the foregoing, the Calculation Agent may, in its sole discretion, deem any business day on which a Related Exchange is not scheduled to be open for trading for its regular trading session, but on which the Index Sponsor is scheduled to publish the level of the Index, to be a Scheduled Trading Day.

Discontinuance or Material Modification of the Index

If the Index is (i) not calculated and announced by the Index Sponsor but is calculated and announced by a successor publisher acceptable to the Calculation Agent or (ii) replaced by a successor index that the Calculation Agent determines, in its sole discretion, uses the same or a substantially similar formula for and method of calculation as used in the calculation of the Index, in each case the Calculation Agent may deem that index (the “Successor Index”) to be the Index. Upon the selection of any Successor Index by the Calculation Agent pursuant to this paragraph, references in this pricing supplement to the original Index will no longer be deemed to refer to the original Index and will be deemed instead to refer to that Successor Index for all purposes, and references in this pricing supplement to the Index Sponsor will be deemed to be to the publisher of the Successor Index. In such event, the Calculation Agent will make such adjustments, if any, to any level of the Index that is used for purposes of the ETNs as it determines are appropriate in the circumstances. Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to us and the trustee.

If the Index Sponsor (i) announces that it will make a material change in the formula for or the method of calculating the Index or in any other way materially modifies the Index (other than a modification prescribed in that formula or method to maintain the Index in the event of changes in constituent stock and capitalization and other routine events) or (ii) permanently cancels the Index and no Successor Index is chosen as described above, then the Calculation Agent will calculate the level of the Index on each subsequent date of determination in accordance with the formula for and method of calculating the Index last in effect prior to the change or cancellation, but using only those securities included in the Index immediately prior to such change or cancellation. Such level, as calculated by the Calculation Agent, will be the relevant Closing Index Level (or Intraday Index Level, as applicable) for all purposes.

Notwithstanding these alternative arrangements, the discontinuance or material modification of the Index may adversely affect the market value of the ETNs.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the ETNs, create and issue additional securities having the same terms and conditions as the ETNs, and ranking on an equal basis with the ETNs in all respects. If there is substantial demand for the ETNs, we may issue additional ETNs frequently. We may sell additional ETNs at different prices but we are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop and subsequently resume selling additional ETNs at any time. Furthermore, the stated principal amount of the ETNs stated at the top of the cover page of this pricing supplement is the maximum amount of the ETNs that we have currently authorized for issuance. Although we have the right to increase the authorized amount of the ETNs at any time, it is our current intention not to issue more than the current maximum authorized amount of the ETNs, even if there is substantial market demand for additional ETNs. We may also reduce the maximum authorized amount of the ETNs at any time and have no obligation to issue up to the maximum authorized amount.

Any limitation or suspension on the issuance or sale of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over the Intraday Indicative ETN Value. Unless we indicate otherwise, if we suspend selling additional ETNs, we reserve the right to resume selling additional ETNs at any time, which might result in the reduction or elimination of any premium in the trading price. Any premium may be reduced or eliminated at any time. We have no obligation to take your interests into account when deciding to issue or not to issue additional ETNs.

Any further issuances of the ETNs will have the same CUSIP number and will trade interchangeably with the offered ETNs. Any additional ETNs will be consolidated and form a single series with the ETNs.

CGMI may condition its acceptance of a market maker’s, other market participant’s or investor’s offer to purchase the ETNs on its agreeing to purchase certain exchange traded notes issued by us or enter into certain transactions consistent with our hedging strategy, including but not limited to swaps. Any limitation or suspension on the issuance of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market.

Split or Reverse Split of the ETNs

We may initiate a split or reverse split of the ETNs at any time. We will determine the ratio of such split or reverse split, as applicable, using relevant market indicia. If we decide to initiate a split or reverse split, as applicable, we will issue a notice to holders of the relevant ETNs and a press release announcing the split or reverse split, the ratio and specifying the effective date of the split or reverse split (the date of such announcement, the “announcement date”).

If the ETNs undergo a split or reverse split as described in the paragraph above, we will adjust the terms of the ETNs accordingly. For example, if the ETNs undergo a 4-for-1 split, each investor who holds one ETN via DTC prior to the split will, after the split, hold four ETNs, and, for purposes of calculations from and after the effective date of the split, the Closing Indicative ETN Value on the trading day immediately preceding the effective date will be divided by 4 to reflect the 4-for-1 split of the ETNs. Similarly, if the ETNs undergo a 1-for-4 reverse split, each investor who holds four ETNs via DTC on the date specified in the announcement of the reverse split will, after the reverse split, hold only one ETN, and, for purposes of calculations from and after the effective date of the reverse split, the Closing Indicative ETN Value on the trading day immediately preceding the effective date will be multiplied by four to reflect the 1-for-4 reverse split of the ETNs. The effective date for the split will be specified in the announcement, and will be at least three business days after the announcement date. Any adjustment of the Closing Indicative ETN Value will be rounded to 4 decimal places.

In the case of a reverse split, we reserve the right to address fractional numbers of ETNs (commonly referred to as “partials”) in a manner determined by us in our sole discretion. Holders who own a number of ETNs that is not evenly divisible by 4 in the example above will receive the same treatment as all other holders for the maximum number of ETNs they hold that is evenly divisible by 4, and we will have the right to compensate holders for their remaining or “partial” ETNs in a manner determined by us in our sole discretion. We may, for example, provide holders with a cash payment for their partials on the 17th business day following the effective date in an amount equal to the appropriate percentage of the Closing Indicative ETN Value of the reverse split-adjusted ETNs on the 14th trading day following the effective date. For example, a holder who held 23 ETNs via DTC would hold 5 ETNs following the reverse split and receive a cash payment on the 17th business day following the effective date equal to 75% of the Closing Indicative ETN Value of the reverse split-adjusted ETNs on the 14th trading day following the effective date.

Role of Calculation Agent

CGMI, an affiliate of ours, will serve as the Calculation Agent. The Calculation Agent will, in its good faith and commercially reasonable judgment, make all calculations and determinations regarding the amount payable in respect of the ETNs at maturity, upon redemption or upon acceleration and any other calculations or determinations as specified herein. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations by the Calculation Agent.

If the Calculation Agent ceases to perform its roles described in this pricing supplement, we will, at our sole discretion, perform such roles, appoint another party to do so or accelerate the ETNs.

Events of Default

In case an event of default (as defined in the accompanying prospectus) with respect to the ETNs shall have occurred and be continuing, the amount declared due and payable for each ETN upon acceleration will be equal to the Closing Indicative ETN Value as of the trading day immediately following the date of acceleration.

If the maturity of the ETNs is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the amount due with respect to each ETN and the aggregate cash amount due with respect to the ETNs as promptly as possible and in no event later than two business days after the date of acceleration.

Default interest will not accrue either before or after maturity or acceleration of the ETNs.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the ETNs and will also hold the global security representing the ETNs as custodian for DTC. The Bank of New York Mellon will serve as Trustee for the ETNs.

HYPOTHETICAL AND HISTORICAL INDEX PERFORMANCE DATA

The graph below shows the Closing Index Levels for each day such level was available from January 2, 2008 to March 15, 2018. The vertical red line in the graph below indicates March 27, 2012, the date on which the Index was first published. The performance shown to the left of the vertical red line reflects the hypothetical back-tested performance of the Index, and the performance shown to the right of the vertical red line reflects the actual performance since March 27, 2012.

The Index was first published on March 27, 2012 and therefore has no actual historical information to report prior to that date and all Index performance data prior to March 27, 2012 is hypothetical. Hypothetical Index performance data is subject to significant limitations. No representation is made that the Index or ETN is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance. The hypothetical back-tested and historical performance data were calculated by the Index Sponsor, and we have not independently verified their accuracy.

We obtained the Closing Index Levels from Bloomberg L.P., without independent verification. You should not take the historical Closing Index Levels as an indication of future performance.

The graph below does not show the historical performance information for the ETNs. The effects of the Accrued Fees and any Settlement Fee, which will reduce the performance of each ETN, are not shown in the graph below. Accordingly, the graph below does not purport to show how any ETN would have performed during the periods shown.

STOXX Europe 50® USD (Gross Return) Index
January 2, 2008 to March 15, 2018

UNITED STATES FEDERAL TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement does not apply to the ETNs issued under this pricing supplement and is superseded by the following discussion. However, the discussion below is subject to the discussion in “United States Federal Tax Considerations—Assumption by Citigroup” in the accompanying prospectus supplement, and you should read it in conjunction with that discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of ownership and disposition of the ETNs. It applies to you only if you purchase an ETN for cash and hold it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the ETNs;

•	a person holding the ETNs as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to an ETN;

•	a person subject to the alternative minimum tax;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ETNs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding ETNs or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal income tax consequences of holding and disposing of ETNs to you.

We will not attempt to ascertain whether any issuer of an Index constituent should be treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any issuer of an Index constituent were so treated, certain adverse U.S. federal income tax consequences might apply to you if you are a U.S. Holder (as defined below), upon the sale, exchange or other disposition of the ETNs. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the Index constituents and consult your tax adviser regarding the possible consequences to you if any issuer of an Index constituent is or becomes a PFIC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws, the potential application of the Medicare contribution tax or the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser about the application of the U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the ETNs), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the ETNs

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the ETNs should be treated as prepaid forward contracts for U.S. federal income tax purposes. By purchasing the

ETNs, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the ETNs or similar instruments, significant aspects of the treatment of an investment in the ETNs are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the ETNs and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise indicated, the following discussion is based on the treatment of the ETNs as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of an ETN that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment Prior to Maturity. Subject to the discussion under “Possible Taxable Event” below, you should not be required to recognize taxable income over the term of the ETNs prior to maturity, other than pursuant to a sale, exchange or retirement of the ETNs as described below.

Taxable Disposition of the ETNs. Upon a taxable disposition (including a sale, exchange or retirement) of an ETN, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the relevant ETN. Subject to the discussion under “Possible Taxable Event” below, (i) your tax basis in an ETN should equal the amount you paid to acquire it, and (ii) this gain or loss should be long-term capital gain or loss if at the time of the taxable disposition you have held the ETN for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Possible Taxable Event

In the event of a rebalancing of the Index or other change in its composition, a change in the methodology by which the Index is calculated, a substitution of the Index or the Financing Rate or a similar event resulting in a change in the manner in which the amount due on an ETN is determined, it is possible that the ETNs could be treated, in whole or part, as terminated and reissued for U.S. federal income tax purposes. In such a case, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the ETNs. In addition, your tax basis and holding period for your ETNs would be affected.

Possible Alternative Tax Treatments of an Investment in the ETNs

Alternative U.S. federal income tax treatments of the ETNs are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the ETNs. It is possible, for example, that the ETNs could be treated as debt instruments issued by us. Under this treatment, the ETNs would be subject to Treasury regulations relating to the taxation of contingent payment debt instruments. In this case, regardless of your method of tax accounting for U.S. federal income tax purposes, you would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the ETNs, in each year that you held the ETNs, even though we are not required to make any payment with respect to the ETNs until retirement. In addition, any gain on the sale, exchange or retirement of the ETNs would be treated as ordinary income. Under other possible treatments, you might be required to recognize amounts in income prior to maturity (for example, upon the reinvestment of dividends on the Index components) or treat all or a portion of any gain you recognize on the ETNs as short-term gain or ordinary income without regard to your holding period for the ETNs.

Moreover, in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect. In addition, members of Congress have introduced legislation that would change the tax treatment of derivatives. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the ETNs, including possible alternative treatments and potential changes to applicable law.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of an ETN that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder for the purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a person during the period in which you hold an ETN, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the ETNs.

Taxable Disposition of the ETNs. Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and “FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of the ETNs, provided that (i) income in respect of the ETNs is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

If you are engaged in a U.S. trade or business, and if income from the ETNs is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. If you are such a holder and you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

Tax Consequences Under Possible Alternative Treatments. Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and “FATCA,” if all or any portion of an ETN were recharacterized as a debt instrument, any payment made to you with respect to the ETN generally would not be subject to U.S. federal withholding or income tax, provided that (i) income or gain in respect of the ETN is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a United States person.

Other U.S. federal income tax treatments of the ETNs are also possible. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the ETNs should be subject to U.S. withholding tax. While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the ETNs, possibly with retroactive effect. If withholding applies to the ETNs, we will not be required to pay any additional amounts with respect to amounts withheld.

Even in the absence of regulations, because the Index is a total return index, the level of which reflects the notional reinvestment of the cash dividends distributed by its constituent stocks, it is possible that the IRS could seek to treat you as accruing U.S.-source income, subject to U.S. withholding tax, during the term of your ETNs. You should consult your tax adviser regarding the risk that you could be treated as accruing U.S.-source income prior to the taxable disposition of your ETNs.

Possible Withholding Under Section 871(m) of the Code

Section 871(m) of the Code generally requires withholding at a rate of 30% (or lower treaty rate) in respect of amounts treated as attributable to dividends from U.S. stocks underlying financial instruments such as the ETNs (“dividend equivalents”).

Section 871(m) of the Code provides certain exceptions to this withholding regime, including for instruments linked to Qualified Indices.

Based on certain representations made by us, in the opinion of our counsel, the Index should be a Qualified Index for 2018 and, therefore, ETNs with a “calculation time” (generally, the time of pricing) in 2018 should generally not be subject to withholding under Section 871(m). However, this determination is required to be made annually, and therefore the treatment of ETNs with a calculation time in a year after 2018 will generally depend on whether the Index is a Qualified Index as of the beginning of the relevant year. If an ETN is treated as being reissued for U.S. federal income tax purposes (for example, as discussed under “Tax Consequences to U.S. Holders—Possible Taxable Event” above), it would be required to be retested for purposes of Section 871(m). Our determination regarding Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination.

In the event that in the future the Index does not constitute a Qualified Index, ETNs issued (or deemed issued) thereafter could be subject to Section 871(m), in which case Non-U.S. Holders would be subject to a 30% withholding tax (which may be reduced under an applicable treaty) to the extent of any dividends attributable to the shares of U.S. equities reflected (indirectly) in their ETNs from time to time. Withholding in respect of dividend equivalents will, depending on the applicable withholding agent’s circumstances, generally be required either (i) on the underlying dividend payment date or (ii) upon the date of maturity or other disposition of the ETN.

In addition, if ETNs issued in the future were subject to withholding under Section 871(m), because all ETNs will have the same CUSIP and ISIN numbers withholding agents may not be able to distinguish between ETNs that are subject to Section 871(m) withholding and those that are not. As a result, Non-U.S. Holders of exempt ETNs may not be able to establish to the satisfaction of their custodians or other withholding agents that their ETNs are exempt from Section 871(m) withholding.

We will not pay additional amounts with respect to any withholding taxes. The application of Section 871(m) to your ETNs is complex, and uncertainties exist regarding how the regulations will apply to your ETNs. Moreover, its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an underlying component of the Index. You should consult your tax adviser regarding the possible consequences to you under Section 871(m) in light of the issues discussed above.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, the ETNs may be treated as U.S. situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the ETNs.

Information Reporting and Backup Withholding

The payment of the proceeds of a taxable disposition of the ETNs may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or dividend equivalents or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions that occur after December 31, 2018, to payments of gross proceeds of the disposition (including retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends.

If the ETNs were recharacterized as debt instruments or are subject to Section 871(m), this legislation would apply to the ETNs. If withholding applies to the ETNs, we will not be required to pay any additional amounts with respect to amounts withheld. You should consult your tax adviser regarding the potential application of FATCA to the ETNs.

The preceding discussion, when read in conjunction with “United States Federal Tax Considerations—Assumption by Citigroup” in the accompanying prospectus supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the ETNs.

Prospective investors in the ETNs should consult their tax advisers regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the ETNs and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated April 7, 2017 among Citigroup Global Markets Holdings Inc., Citigroup Inc. and the Agents listed on Schedule I thereto, including Citigroup Global Markets Inc. (“CGMI”), govern the sale and purchase of the ETNs.

CGMI, an affiliate of ours, is the agent for this offering. We expect to issue and sell a portion of the ETNs to CGMI on the Original Issue Date and receive proceeds equal to 100% of their Closing Indicative ETN Value as of the Inception Date. After the Original Issue Date, we may issue and sell additional ETNs to CGMI based on their indicative value at that time. For any ETNs we issue and sell after the Original Issue Date, we expect to receive proceeds equal to 100% of their indicative value at the time we price the sale of the ETNs to CGMI. CGMI may offer and sell ETNs from time to time as principal to investors and to dealers at a price based on the indicative value at the time of sale. Dealers may in turn offer and sell ETNs to investors at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. CGMI may lend the ETNs to broker-dealers and other market participants who may have made short sales of such ETNs and who may cover such short positions by purchasing such ETNs from CGMI.

We are not obligated to issue and sell additional ETNs at any time to CGMI, and CGMI is not obligated to sell additional ETNs to investors or dealers at any time. The stated principal amount of the ETNs stated at the top of the cover page of this pricing supplement is the maximum amount of the ETNs that we have currently authorized for issuance. Although we have the right to increase the authorized amount of the ETNs at any time, it is our current intention not to issue more than the current maximum authorized amount of the ETNs, even if there is substantial market demand for additional ETNs. We may also reduce the maximum authorized amount of the ETNs at any time and have no obligation to issue up to the maximum authorized amount. If we discontinue issuances and sales of the ETNs, or if CGMI discontinues sales of the ETNs, the price and liquidity of those ETNs may be subject to significant distortions. See “Risk Factors—We and CGMI are under no obligation to issue or sell additional ETNs at any time, and if we and CGMI do sell additional ETNs, we or CGMI may limit or restrict such sales, and we or CGMI may stop and subsequently resume selling additional ETNs at any time” and “—Any limitation or suspension on the issuance or sale of the ETNs may impact the trading price of the ETNs, including by creating a premium over the indicative value of the ETNs that may be reduced or eliminated at any time.”

We will not pay any commissions or underwriting fees to CGMI or any other dealer. In exchange for providing certain services relating to the distribution of the ETNs, CGMI, a member of the Financial Industry Regulatory Authority (“FINRA”), may receive a portion of the Accrued Investor Fee. In addition, CGMI will receive the proceeds from the Settlement Fee calculated as set forth above in connection with any payment at maturity or redemption at the investor’s option. CGMI and its affiliates may also profit from expected hedging activity related to these offerings, even if the value of the ETNs declines.

CGMI may from time to time purchase outstanding ETNs in the open market, in connection with early redemptions or in other transactions, and CGMI may use this pricing supplement together with the accompanying prospectus supplement and prospectus in connection with resales of some or all of the purchased ETNs in the secondary market. Broker-dealers, including CGMI, may make a market in the ETNs, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This pricing supplement (including the accompanying prospectus supplement and prospectus) may be used by CGMI or any other dealer in connection with market-making transactions. In these transactions, CGMI or such dealers may resell an ETN covered by this pricing supplement that they acquire from us, CGMI or other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this pricing supplement in short sale transactions. This pricing supplement (including the accompanying prospectus supplement and prospectus) will be deemed to cover any short sales of the ETNs by market participants who borrow ETNs from us or our affiliates or who cover their short positions with ETNs acquired from us or our affiliates.

In order to hedge our obligations under the ETNs, we have entered into and will enter into one or more swaps or other derivatives transactions with one or more of our affiliates. You should refer to the section “Risk Factors—The level of the Index may be affected by our or our affiliates’ hedging and other trading activities” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus. CGMI may condition its acceptance of an offer to purchase any ETNs on such purchaser’s agreement to purchase certain exchange traded notes issued by us or enter into certain transactions consistent with our affiliates’ hedging strategy.

Broker-dealers and other market participants are cautioned that some of their activities, including borrowing ETNs from one of our affiliates for purposes of short sales or covering short sales with ETNs acquired from one of our affiliates, may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This pricing supplement (including the accompanying prospectus supplement and prospectus) will be deemed to cover any short sales of the ETNs by market participants who borrow ETNs from us or our affiliates or who cover their short positions with ETNs acquired from us or our affiliates.

CGMI may deliver ETNs against payment therefor on a date that is greater than two business days following the date of sale of such ETNs. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless parties to any such trade expressly agree otherwise. Purchasers who wish to trade ETNs that are to be issued more than two business days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

No action has been or will be taken by us or our affiliates or any underwriter, dealer or agent that would permit a public offering of the ETNs or possession or distribution of this pricing supplement (including the prospectus supplement and prospectus) or any free writing prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the ETNs, or distribution of this pricing supplement (including the prospectus supplement and prospectus) or any other offering material relating to the ETNs may be made in or from any jurisdiction outside the United States, except in circumstances that will result in compliance with any applicable laws and regulations and will not impose any obligations on us or our affiliates, any underwriter, dealer or agent. You should refer to the section “Plan of Distribution—Certain Selling Restrictions” in the accompanying prospectus supplement.

CGMI is an affiliate of ours. Accordingly, these offerings will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules adopted by FINRA. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the ETNs, either directly or indirectly, without the prior written consent of the client.

Prohibition of Sales to EEA Retail Investors

The ETNs may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the ETNs offered so as to enable an investor to decide to purchase or subscribe the ETNs.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the ETNs. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code, prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, referred to herein as “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the ETNs by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless statutory or administrative exemptive relief were available.

In this regard, certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the ETNs. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the ETNs and related lending transactions, provided that neither the issuer of the ETNs nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the ETNs.

Accordingly, the ETNs may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the ETNs will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the ETNs or any interest therein will be deemed to have represented by its purchase or holding of the ETNs that (a) it is not a Plan or a Plan Asset Entity and its purchase and holding of the ETNs is not made on behalf of or with “plan assets” of any Plan or a Plan Asset Entity or (b) its purchase and holding of the ETNs will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

In this regard, certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the ETNs will be required to represent (and deemed to have represented by its purchase of the ETNs) that such purchase and holding will not constitute or result in a violation of any applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the ETNs on behalf of or with “plan assets” of any Plan, Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the relevant provisions of ERISA, the Code or applicable Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The ETNs are contractual financial instruments. The financial exposure provided by the ETNs is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the ETNs. The ETNs have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the ETNs.

Each purchaser or holder of any ETNs acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the ETNs, (B) the purchaser or holder’s investment in the ETNs, or (C) the exercise of or failure to exercise any rights we have under or with respect to the ETNs;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the ETNs and (B) all hedging transactions in connection with our obligations under the ETNs;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the ETNs has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the ETNs does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any ETNs to any Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment is appropriate for, or meets all relevant legal requirements with respect to investments by, Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the ETNs if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of ETNs by the account, plan or annuity.

VALIDITY OF THE ETNS

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the ETNs offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such ETNs and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the ETNs.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the ETNs nor the issuance and delivery of the ETNs and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the ETNs and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the ETNs offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such ETNs and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the ETNs offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such ETNs by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

ANNEX A

FORM OF OFFER FOR REDEMPTION

Email: MAG.Fisher.ETNS@citi.com

The undersigned holder of Citi FI Enhanced Europe 50 ETNs due March 22, 2028 issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc., CUSIP No. 17326K148 (the “ETNs”) hereby irrevocably offers to Citigroup Global Markets Holdings Inc. for redemption the ETNs in the amounts and on the date set forth below as described in the pricing supplement relating to the ETNs (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

Name:

DTC Account Number:

Ticker:

Number of ETNs offered for redemption:

Desired Valuation Date:

In addition to any other requirements specified in the Pricing Supplement being satisfied, the undersigned acknowledges that the ETNs specified above will not be redeemed unless (i) this offer for redemption is delivered to Citigroup Global Markets Inc. (the “Calculation Agent”) on a business day, (ii) the Calculation Agent has responded by sending an acknowledgment of the Redemption Notice accepting the redemption request, (iii) the DTC Participant has booked a “delivery vs. payment” (“DVP”) trade on the applicable Valuation Date facing Citigroup Global Markets Inc., DTC #0418, and (iv) the DTC Participant instructs DTC to deliver the DVP trade for settlement via DTC at or prior to 10:00 a.m., New York City time on the applicable Payment Date (the third business day following the applicable Valuation Date).